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Filed pursuant to Rule 424(b)(5)
Registration No. 333-200627

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to the shares has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement is not an offer to sell the shares and it is not soliciting an offer to buy the shares in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 28, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated January 8, 2015)

 Shares

Performant Financial Corporation

          Common Stock

We are offering up to              shares of common stock. We have granted the underwriters the right to purchase, exercisable within a 30-day period, up to an additional              shares of our common stock.

Concurrently with this offering, we are offering $              aggregate principal amount of our convertible senior notes, assuming no exercise of the underwriters' over-allotment option (or $              aggregate principal amount of our convertible senior notes if the underwriters exercise their over-allotment option in full), pursuant to a separate prospectus supplement and accompanying prospectus. This prospectus supplement does not constitute an offer of our convertible senior notes. The offering of the shares pursuant to this prospectus supplement and the accompanying prospectus is contingent upon the closing of the concurrent convertible senior notes offering and the concurrent convertible senior notes offering is contingent upon the closing of the offering of the shares hereunder.

Our common stock is listed on The NASDAQ Global Select Market under the symbol "PFMT." The last reported sale price of our common stock on The NASDAQ Global Select Market on January 27, 2015 was $5.90 per share.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page S-22 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
We have agreed to reimburse the underwriters for certain FINRA-related expenses. See Underwriting beginning on page S-73 of this prospectus supplement.

We have granted the underwriters the right to purchase, exercisable within a 30-day period, up to              additional shares of our common stock, solely to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to investors on or about February      , 2015.

Joint Book-Running Managers

Morgan Stanley	SunTrust Robinson Humphrey

January      , 2015

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If there is a conflict between the information contained in this prospectus supplement and the accompanying prospectus, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement shall control.

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should read both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under "Where You Can Find More Information" in this prospectus supplement and in the accompanying prospectus, before investing in shares of our common stock.

        References in this prospectus supplement and the accompanying prospectus to the terms "we," "us," "our," "the Company" or "Performant" or other similar terms mean Performant Financial Corporation and its consolidated subsidiaries prior to the proposed acquisition of Premier Healthcare Exchange, Inc. (as described below), unless we state otherwise or the context indicates otherwise. Unless we state otherwise or the context indicates otherwise, the term "PHX" refers to Premier Healthcare Exchange, Inc. and its consolidated subsidiaries, after giving pro forma effect to the spin-off of PHX's wholly owned subsidiary, Pay-Plus Solutions, Inc., or Pay-Plus. The phrase "PHX acquisition" refers to the merger of one of our wholly owned indirect subsidiaries with and into Premier Healthcare Exchange, Inc. with PHX continuing as the surviving corporation and a wholly owned indirect subsidiary of ours. Pro forma PHX financial data presented in this prospectus supplement is the financial data of Premier Healthcare Exchange, Inc. and its consolidated subsidiaries, after giving pro forma effect to the spin-off of Pay-Plus. Pro forma PHX financial information for the periods presented has been calculated by adjusting the consolidated financial statements of PHX to give effect to the spin-off of Pay-Plus.

        This prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectuses we have authorized for use in connection with this offering include trademarks, service marks and trade names owned by us or others. Performant Financial Corporation, Performant, and our logo referenced in this prospectus supplement and the accompanying prospectus are our trademarks or service marks or registered trademarks or service marks. All other trademarks, trade names and service marks appearing in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

 INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus and the documents we have filed with the Securities and Exchange Commission, or SEC, that are incorporated herein by reference include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this prospectus supplement, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. The words "believe," "may," "will," "estimate," "continue," "anticipate," "design," "intend," "expect" and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus supplement may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

  •
  our preliminary estimates of our financial results for the three months ended December 31, 2014;

  •
  our opportunities and expectations for growth in the student lending, healthcare and other markets;

  •
  our proposed acquisition of PHX and our ability to achieve fully the strategic and financial objectives related to the proposed acquisition of PHX, including the acquisition's impact on our financial condition and results of operations;

  •
  unexpected costs or liabilities that may arise from the acquisition, ownership or operation of PHX;

  •
  anticipated trends and challenges in our business and competition in the markets in which we operate;

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  our client relationships and future growth opportunities;

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  the adaptability of our technology platform to new markets and processes;

  •
  our ability to invest in and utilize our data and analytics capabilities to expand our capabilities;

  •
  our belief that we benefit from a significant degree of revenue visibility;

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  our growth strategy of expanding in our existing markets and considering strategic alliances or acquisitions;

  •
  our ability to meet our liquidity and working capital needs;

  •
  maintaining, protecting and enhancing our intellectual property;

  •
  our expectations regarding future expenses;

  •
  expected future financial performance; and

  •
  our ability to comply with and adapt to industry regulations and compliance demands.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We disclaim any duty to update any of these forward-looking statements after the date of this prospectus supplement and the accompanying prospectus to conform these statements to actual results or revised expectations.

        This prospectus supplement and the accompanying prospectus also contain statistical data and estimates, including those relating to market size and growth rates of the markets in which we participate, that we obtained from government and industry publications. These publications typically indicate that they have obtained their information from sources they believe to be reliable, but do not guarantee the accuracy and completeness of their information. Although we have assessed the information in the publications and found it to be reasonable and believe the publications are reliable, we have not independently verified their data.

 SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled "Risk Factors" and the documents incorporated by reference herein and therein, including the financial statements and related notes.

Our Business

        We provide technology-enabled recovery and related analytics solutions in the United States. Our solutions help identify and recover delinquent or defaulted assets and improper payments for both government and private clients in a broad range of markets. Our clients typically operate in complex and regulated environments and outsource their recovery needs in order to reduce losses on billions of dollars of defaulted student loans, improper healthcare payments and delinquent state tax and federal treasury receivables. We generally provide our services on an outsourced basis, where we handle many or all aspects of our clients' recovery processes.

        We believe we have a leading position in our markets based on our proprietary technology-enabled platform, long-standing client relationships and the large volume of funds we have recovered for our clients. For the nine months ended September 30, 2014, we audited and analyzed approximately $7.3 billion of combined student loans and other delinquent federal and state receivables and recovered approximately $267 million in improper Medicare payments. Our clients include 11 of the 31 public sector participants in the student loan industry and these relationships average more than 10 years in length, including a 25-year relationship with the Department of Education. In the healthcare market, we are currently one of four prime Medicare Recovery Audit Contractors, or RACs, in the United States for the Centers for Medicare and Medicaid Services, or CMS, and are currently involved in a competitive re-bidding process for the award of the next RAC contract with CMS.

        We utilize our technology platform to efficiently provide recovery and analytics services in the markets we serve. We have continuously developed and refined our technology platform for almost two decades by leveraging our extensive domain and data processing expertise. Our technology platform allows us to disaggregate otherwise complex recovery processes into a series of simple, efficient and consistent component steps, which we refer to as workflows, for our recovery and healthcare claims review specialists. This approach enables us to continuously refine our recovery processes to achieve higher rates of recovery with greater efficiency. By optimizing what traditionally have been manually-intensive processes, we believe we achieve higher workforce productivity versus more traditional labor-intensive outsourcing business models. For example, we generated in excess of $100,000 of revenues per employee during the nine-month period ended September 30, 2014, based on the average number of employees during the nine-month period ended September 30, 2014.

        We believe that our platform is easily adaptable to new markets and processes. Over the past several years, we have successfully extended our platform into additional markets with significant recovery opportunities. For example, we utilized the same basic platform previously used primarily for student loan recovery activities to enter the healthcare market. We have enhanced our platform through investment in new data and analytics capabilities, which we believe will enable us to provide additional services including the detection of fraud, waste and abuse.

        Our revenue model is generally success-based as we earn fees based on a percentage of the aggregate amount of funds that we enable our clients to recover. Our services do not require any significant upfront investments by our clients and we offer our clients the opportunity to recover significant funds otherwise lost. Because our model is based upon the success of our efforts and the dollars we enable our clients to recover, our business objectives are aligned with those of our clients and we are generally not reliant on their spending budgets. Further, our business model does not require significant capital expenditures and we do not purchase loans or obligations.

Our Markets

        We operate in markets characterized by strong growth, a complex regulatory environment and a significant amount of delinquent, defaulted or improperly paid assets.

Student Lending

        According to the Department of Education, total government-supported student loan originations were estimated to be approximately $100 billion for the fiscal year ended September 30, 2014, and the aggregate dollar amount of these loans has grown at a compound annual growth rate of 11% from 2002 through 2012. The average "cohort default rate," which is the measure utilized by the Department of Education to track the percentage of government-supported loan borrowers that enter repayment in a certain fiscal year and default by the end of the next year, has risen from approximately 13.4% in 2009 to approximately 13.7% in 2011, the last year for which data is available.

Healthcare

        According to CMS, U.S. healthcare spending reached $2.9 trillion in 2013 and is forecast to grow at a 5.7% compound annual growth rate through 2023. In particular, CMS indicates that federal government-related healthcare spending for 2013 totaled approximately $1.0 trillion. This federal government-related spending included approximately $591.2 billion for Medicare, of which $48.0 billion, or 8.6%, has been estimated to be comprised of improper payments. Medicare improper payments generally involve incorrect coding, procedures performed which were not medically necessary, and incomplete documentation or claims submitted based on outdated fee schedules, among other issues.

Other Markets

        We believe that the demand for recovery of delinquent state taxes will grow as state governments struggle with revenue generation and face significant budget deficits. According to the Center on Budget and Policy Priorities, an independent think tank, 31 U.S. states faced budget shortfalls totaling $55.0 billion in the year ended September 30, 2013. The federal agency market consists of government debt subrogated to the Department of the Treasury. For the year ended September 30, 2013, federal agency recoveries in this market totaled more than $7.0 billion, a significant portion of which were made by private firms on behalf of the Department of Financial Management Service, a bureau of the Department of the Treasury.

Our Competitive Strengths

        We believe that our business is difficult to replicate, as it incorporates a combination of several important and differentiated elements, including:

  •
  Powerful technology platform.  We have built a proprietary technology platform that is highly flexible, intuitive and easy to use for our recovery and claims specialists. Our platform is easily configurable and deployable across multiple markets and processes.

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  Advanced, technology-enabled workflow processes.  Our technology-enabled workflow processes, developed over many years of operational experience in recovery services, disaggregate otherwise complex recovery processes into a series of simple, efficient and consistent steps that are easily configurable and applicable to different types of recovery-related applications.

  •
  Extensive data and pervasive analytics capabilities.  Our data and analytics capabilities enable us to achieve strong recovery rates for our clients. We have collected recovery-related data for over two decades, which we combine with large volumes of client and third-party data to effectively analyze our clients' delinquent or defaulted assets and improper payments. We have also developed and embedded a number of analytics tools that we use to score our clients' recovery opportunities, determine the optimal recovery process and allocation of resources, and achieve higher levels of recovery results for our clients.

  •
  Long-standing client relationships.  We believe our long-standing focus on achieving superior recovery performance for our clients and the significant value our clients derive from this focus have helped us achieve long-tenured client relationships, strong contract retention and better access to new clients and future growth opportunities.

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  Extensive domain expertise in complex and regulated markets.  We have extensive experience and domain expertise in providing recovery services for government and private institutions that generally operate in complex and regulated markets. We have demonstrated our ability to develop domain expertise in new markets such as healthcare and state tax and federal Treasury receivables.

  •
  Proven and experienced management team.  Our management team has significant industry experience. This team has successfully grown our revenue base and service offerings beyond the original student loan market into healthcare and delinquent state tax and private financial institutions receivables.

Our Growth Strategy

        Key elements of our growth strategy include the following:

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  Expand our student loan recovery volume.  We have long-standing relationships with some of the largest participants in the government-supported student loan market, and we believe there are significant opportunities within this growing market to increase the volume of student loans placed with us by existing and new clients.

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  Expand our recovery services in the healthcare market.  As healthcare spending grows, we expect the need for recovery services to increase in the public and private healthcare markets. We intend to expand our recovery services for existing clients, including analytics solutions to clients in the private healthcare market.

  •
  Pursue strategic alliances and acquisitions.  In addition to the proposed PHX acquisition, we intend to continue to selectively consider opportunities to grow through strategic alliances or acquisitions that are complementary to our business. For a discussion of the proposed PHX acquisition, see "—Proposed PHX Acquisition."

Premier Healthcare Exchange, Inc.

Proposed PHX Acquisition

        On January 28, 2015, we entered into an agreement and plan of merger with Premier Healthcare Exchange, Inc. under which we agreed to acquire all of PHX's outstanding capital stock through a merger of a wholly-owned subsidiary of ours with PHX. Following the merger, PHX will be our wholly-owned subsidiary. We refer to this transaction as the PHX acquisition. Consideration for the PHX acquisition consists of $108.0 million in cash, subject to certain adjustments contemplated by the merger agreement, and $22.0 million of our common stock. The shares of our common stock issued in connection with the merger will be issued to the three largest stockholders of PHX, including the Chief Executive Officer, the Chief Operating Officer and an affiliate of Edison Venture Partners, in exchange for a portion of their shares of PHX. The shares of our common stock issued to PHX's stockholders in connection with the PHX acquisition will be subject to restrictions on transfer ranging from six months to approximately two years after the closing of the PHX acquisition. In addition, we have agreed to pay to PHX's stockholders an earnout payment of up to $19.1 million in cash contingent on PHX, on a stand-alone, pro forma basis, generating specified levels of revenue for the year ending December 31, 2015. PHX's achievement of the pro forma revenue targets described in the merger agreement would represent meaningful revenue growth over PHX's pro forma revenues for the year ended December 31, 2014. If the revenue targets are not met, there will be no such additional payments. See "The PHX Acquisition."

        Prior to the closing of the PHX acquisition, PHX will spin-off its subsidiary, Pay-Plus Solutions, Inc., or Pay-Plus, which operates a separate business from the business we are acquiring. We refer to this as the Pay-Plus spin-off. See "Summary Unaudited Pro Forma Condensed Combined Financial Data" for pro forma financial data of PHX after giving effect to the Pay-Plus spin-off.

        We cannot assure you that we will complete the PHX acquisition. The completion of this offering is not contingent upon the completion of the PHX acquisition, but the completion of the PHX acquisition is contingent upon the successful completion of this offering of common stock and the concurrent offering of our convertible senior notes. Investors in our common stock should not place undue reliance on the pro forma and as adjusted financial data included in this prospectus supplement because this offering is not contingent upon any of the transactions reflected in the adjustments included in that information.

        If the PHX acquisition is completed, we intend to use the net proceeds of this offering and our concurrent offering of convertible senior notes to fund the cash consideration for the PHX acquisition due on the closing date of the PHX acquisition and to fund on the closing date of the PHX acquisition an escrow of $13.0 million in respect of the potential earnout payment described above. Any remaining net proceeds will be used for working capital and other general corporate purposes. If the PHX acquisition is not completed by February 12, 2015 (which date may be extended by us and PHX, with the consent of Madison Capital, the agent under our senior secured credit facility), or the merger agreement is terminated any time prior to such date, we are required to use the net proceeds from the sale and issuance of the shares of our common stock in this offering and the sale and issuance of our convertible senior notes in the concurrent offering to pay in full all outstanding obligations under our senior secured credit facility. See "Use of Proceeds." Upon completion of the offering we will repay $10.0 million of outstanding term loans under our senior secured credit facility using our existing cash resources.

        The merger agreement has been filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on January 28, 2015, which is incorporated by reference herein. See "The PHX Acquisition—Summary of the PHX Acquisition" and "Risk Factors—Risks Related Our Proposed Acquisition of PHX."

PHX's Business

        PHX is a technology-enabled provider of cost integrity solutions to healthcare fiduciaries with a focus on mid-sized health plans and third party administrators, or TPAs. PHX, which was founded in 2001, uses its technology platform to provide solutions that reduce payment errors, streamline the claims payment process and substantially reduce the healthcare claims costs of its clients. PHX's solutions are used primarily by leading health plans and TPAs, who manage the "administrative only" aspects of health insurance plans for self-insured employers who are assuming the underwriting risk of the claim cost. Similar to our business, the majority of PHX's pro forma revenue is derived from the identification of improper payments on behalf of clients and PHX's revenue model is generally success-based as it earns fees based on the amount of improper payments that it identifies on behalf of its clients.

        PHX uses its technology platform to analyze its clients' healthcare claims for errors that result in overpayment or waste. Claims are evaluated in three ways to reduce overall costs including: (a) claims editing, which is an automated rules-based engine designed to detect coding errors of a medical claim, (b) bill review and audit, wherein trained nurse auditors use PHX's technology to perform pre-payment line-by-line desktop audits of high dollar claims for medical necessity and clinical accuracy and (c) out-of-network services, wherein out-of-network claims are reviewed and compared to cost-based benchmarks such as Medicare and preferred provider organization, or PPO, networks. In the fiscal year ended December 31, 2014, PHX generated customer savings of 20% to 25% per claim, and over $300 million in total customer savings.

        Importantly, PHX provides its cost integrity solutions on a pre-payment basis whereby PHX receives the claim from the customer and evaluates the claim prior to the customer paying the provider. Once a claim has been reviewed by PHX, the provider is paid the PHX-adjusted claim amount. Pre-payment integrity solutions differ from post-payment integrity solutions; in post-payment services, a provider has already been paid for their services and any adjustments found during the claims review that result in savings to the payor have to be recovered from the provider. Unlike PHX's pre-payment solutions, our existing cost-integrity solutions are provided primarily on a post-payment basis.

        In addition to these claim-based integrity solutions, PHX provides network management solutions to self-insured health plans, typically employers, through its TPA customers. PHX's network management solutions include analyzing and selecting an optimal PPO network for employers either in their region or networks for employees out of the employers' primary geography. PHX has built its own network of providers, PHX Choice Network, and also partners with over 50 third-party PPO networks to offer these solutions.

        In order to efficiently achieve cost savings for its customers, PHX developed a technology platform for the purpose of evaluating and auditing claims, automating workstreams and improving payment accuracy and transparency. Additionally, PHX has established electronic data interchange, or EDI, connections with many of its clients through partnerships with leading claims adjudication systems such as TriZetto, EBIX and others. These connections allow PHX to more easily on-board new clients and receive claims data on a real-time basis from existing clients.

Rationale for PHX Acquisition

        We believe PHX represents an attractive strategic complement to our growth initiatives, including strengthening our value proposition in the commercial healthcare cost integrity sector, adding valuable technology-enabled, pre-payment cost integrity capabilities to enhance our product offering and accelerating the diversification of our business through new markets and customer opportunities.

        The PHX acquisition provides us with the potential to:

  •
  Broaden our offerings and expand our value proposition.  PHX complements our existing post-payment, healthcare cost integrity solutions with pre-payment capabilities. We believe the combination of these capabilities provides us the potential to further penetrate the commercial payor market, increase the total spending by our existing and future customers on our products and allow us to strengthen our relationships with clients in a market where payors are consolidating their payment integrity providers and seeking an end-to-end solution. Finally, through its partnerships with a number of healthcare claims adjudication system providers, PHX can more easily build data connections to potential customers, which we expect will help accelerate our sales cycle and product implementation efforts.

  •
  Access new markets.  PHX has over 200 customers, consisting primarily of TPAs as well as insurance carriers, Taft-Hartley plans and re-insurance carriers, and has demonstrated low customer attrition. Through PHX's TPA customers, we expect to gain greater access to the large and growing self-insured healthcare market. In addition, PHX's product offerings support our ability to further penetrate the commercial healthcare payor market, particularly in the mid-sized payor market which we define as payors with 200,000 to 1 million members.

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  Accelerate revenue growth and diversification.  PHX demonstrated strong historical pro forma revenue growth of 41% for the 2013 fiscal year compared to 2012. We believe the complementary combination of PHX's and our capabilities will create meaningful opportunities to drive future revenue growth. Further, the addition of over 200 existing PHX customers helps to diversify our revenue in multiple areas including customer diversification and industry diversification. For example, the healthcare market would have represented 36% of our total revenues for the nine-month period ended September 30, 2014 on a combined pro forma basis compared to 19% of our total revenues on a historical stand-alone basis during the same period.

Financial Overview

        PHX has demonstrated meaningful pro forma revenue growth since 2012. For the year ended December 31, 2013, PHX generated pro forma revenue of $42.8 million compared to $30.3 million in 2012, representing year-over-year growth of 41%. This growth was due primarily to successfully signing larger regional health plan payors. For the nine-month period ended September 30, 2014, PHX's pro forma revenue was $40.7 million, representing 31% growth compared to the same period in the prior year, due primarily to the addition of new TPA customers and the increased use of PHX's services by its current customers.

        Additionally, PHX has exhibited strong and consistent pro forma adjusted EBITDA margins of 17% in 2012, 18% in 2013 and 24% in the nine-month period ended September 30, 2014. PHX's pro forma net income margins for the same periods were 8%, 9%, and 13%, respectively. PHX's pro forma adjusted EBITDA and pro forma net income, respectively, were $5.1 million and $2.5 million for the year ended December 31, 2012, $7.7 million and $3.9 million for the year ended December 31, 2013, $9.9 million and $5.4 million for the nine months ended September 30, 2014 and $5.3 million and $2.7 million for the nine months ended September 30, 2013. See "Reconciliation of Non-GAAP Financial Information" for a definition of pro forma adjusted EBITDA, the reasons for providing this financial measure, and the limitations of its usefulness because it does not reflect all items of income and expense under U.S. generally accepted accounting principles, or GAAP.

Market and Industry Overview

        In 2013, CMS reported that more than $2.9 trillion dollars were spent across both government and commercial health programs and plans. Commercial health plans accounted for $962 billion, or 33% of total healthcare spending in 2013. CMS expects total healthcare spending to grow at a 5.7% compound annual growth rate, or CAGR, through 2023. As healthcare spending increases, there is increasing pressure to eliminate waste, fraud and abuse. According to the government website Payment Accuracy, error rates across government healthcare programs range from 3.7% to 10.0%. Payment integrity efforts to reduce increasing health care costs have traditionally targeted the post-payment environment. While this approach has been the traditional strategy for health plans, the retroactive recovery of payments often stresses the relationships that health plans need to foster with their network providers. Pre-payment solutions introduce an efficient, low-friction approach to auditing and improving payment accuracy. As technology has improved and administrative workflows to manage claims real-time have standardized, health plans have begun efforts to implement pre-payment solutions across claims platforms.

Reconciliation of PHX Pro Forma Non-GAAP Financial Data

Pro Forma Adjusted EBITDA

        To provide investors with additional information regarding the financial results of PHX, we have disclosed in the table below and within this prospectus supplement pro forma adjusted EBITDA, which is a non-GAAP financial measure. We have provided a reconciliation below of PHX's pro forma adjusted EBITDA to net income, the most directly comparable GAAP financial measure to this non-GAAP financial measure.

        We have included PHX's pro forma adjusted EBITDA in this prospectus supplement because we believe it is a key measure used by both our management team and the PHX management team to understand and evaluate PHX's core operating performance and trends. Accordingly, we believe that pro forma adjusted EBITDA provides useful information to investors and analysts in understanding and evaluating the operating results of PHX.

        The use of PHX's pro forma adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the financial results of PHX as reported under GAAP. Some of these limitations are:

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and pro forma adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

  •
  pro forma adjusted EBITDA does not reflect interest expense on PHX's indebtedness;

  •
  pro forma adjusted EBITDA does not reflect changes in, or cash requirements for, PHX's working capital needs;

  •
  pro forma adjusted EBITDA does not reflect tax payments by PHX;

  •
  pro forma adjusted EBITDA does not reflect the potentially dilutive impact of equity-based compensation;

  •
  pro forma adjusted EBITDA does not reflect the impact of certain non-operating expenses resulting from matters we do not consider to be indicative of PHX's core operating performance; and

  •
  other companies may calculate pro forma adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

        Because of these limitations, you should consider pro forma adjusted EBITDA alongside other financial performance measures, including pro forma net income and PHX's other GAAP results.

        The following table presents a reconciliation of PHX's pro forma adjusted EBITDA, after giving pro forma effect to the Pay-Plus spin-off, for the fiscal years ended December 31, 2013 and 2012 and for the nine months ended September 30, 2014 to net income for these periods:

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012
	(in thousands)
Reconciliation of Pro Forma Adjusted EBITDA:
PHX Net income (GAAP)	$11,172	$2,782	$4,914	$1,652
Pro Forma Adjustments Pay-Plus Spin-Off	(5,763)	(118)	(985)	871
Pro Forma Net income	5,409	2,664	3,929	2,523
Pro Forma Provision for income taxes	3,626	1,818	2,683	1,856
Pro Forma Interest expense	82	120	157	47
Pro Forma Interest income	(7)	(3)	(5)	(92)
Pro Forma Depreciation and amortization	613	597	769	468
Pro Forma Non-core operating expenses	103 (1)	43 (1)	61 (1)	—
Pro Forma Advisory fee	—	—	—	85	(3)
Pro Forma Deal expenses	—	—	—	168	(3)
Pro Forma Stock-based compensation	25	51	63	54

Pro Forma Adjusted EBITDA	$9,853	$5,291	$7,656	$5,108

(1)
Represents costs associated with an evaluation of interest in a sale or recapitalization of PHX.

(2)
Represents costs associated with the defense of and settlement provisions for a litigation matter.

(3)
Represents costs associated with the acquisition by PHX of a company in 2012.

Recent Developments

Three months ended December 31, 2014 (Unaudited)

        Our consolidated financial statements for the three months ended December 31, 2014 are not yet available. Our current expectations with respect to our unaudited results for this period are based upon management estimates. The preliminary estimates presented below are subject to the completion of our financial closing procedures and any adjustments that may result from the completion of the audit of our consolidated financial statements for the year ended December 31, 2014. Accordingly, these estimates may change and those changes may be material. As such, you should not place undue reliance on these estimates. For additional information regarding the various risks and uncertainties inherent in estimates of this type, see "Information Regarding Forward-Looking Statements," elsewhere in this prospectus supplement.

        The preliminary estimates have been prepared by, and are the responsibility of, our management and have not been reviewed or audited or subject to any other procedures by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect to these preliminary estimates.

        We are providing the following preliminary estimates of our financial results and operating metrics for the three months ended December 31, 2014:

GAAP

  •
  Revenues are expected to be between $38.0 million and $41.0 million, with the midpoint of the range representing substantially the same level of revenues as for the three-month period ended September 30, 2014. We expect our student lending revenues to be greater than the $28.1 million of revenues in the three months ended September 30, 2014, due primarily to the recognition of rehabilitation revenues that were delayed from the prior quarter due to new documentation requirements for student loan rehabilitation imposed in the third quarter by our guaranty agency, or GA, clients. We expect our healthcare revenues to be significantly lower than the $5.2 million of revenues recognized in the three months ended September 30, 2014, primarily due to RAC contract transition procedures adopted by CMS that halted all of our audit and recovery activities from June 1 until late August, 2014. We were permitted to re-start audit activities in late August when the RAC contract was extended through year end, though substantially all of the revenues from those activities will not be recognizable until 2015.

  •
  Net loss is estimated to be between $2.1 million and $1.5 million, compared to a net loss of $0.5 million during the three months ended September 30, 2014. This expected increase in net loss is primarily due to increases in salary and benefits expenses and other operating expenses during the fourth quarter relating to a new state tax recovery services engagement during the fourth quarter and the re-start of audit and recovery services under our RAC contract. We did not recognize significant revenues from the new state tax recovery services engagement or the extended RAC contract during the three months ended December 31, 2014, as operating expenses related to these activities predated related revenues.

Non-GAAP

  •
  Adjusted EBITDA is expected to be between $4.0 million and $5.5 million, representing a sequential quarterly decrease of approximately 17% at the midpoint of the range. This reduction in adjusted EBITDA is primarily due to the increase in salary and benefits expenses and other operating expenses relating to a new state tax recovery services engagement and the re-start of audit and recovery services under our RAC contract, neither of which resulted in significant revenues being recognized by us during the fourth quarter.

  •
  Adjusted net income (loss) is estimated to be between $(0.4) million and $0.9 million, representing a sequential quarterly decrease of approximately 66% at the midpoint of the range. This decrease in adjusted net income during the quarter is attributable to the same factors affecting net income described above.

Adjusted EBITDA and Adjusted Net Income (Loss)

        To provide investors with additional information regarding our financial results, we have disclosed in the table below and within this prospectus supplement adjusted EBITDA and adjusted net income (loss), both of which are non-GAAP financial measures. We have provided a reconciliation below of adjusted EBITDA to net loss and adjusted net income (loss) to net loss, as net income is the most directly comparable GAAP financial measure to these non-GAAP financial measures.

        We have included adjusted EBITDA and adjusted net income (loss) in this prospectus supplement because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends and to prepare and approve our annual budget. Accordingly, we believe that adjusted EBITDA and adjusted net income (loss) provide useful information to investors and analysts in understanding and evaluating our operating results in the same manner as our management and board of directors.

        Our use of adjusted EBITDA and adjusted net income (loss) has limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

  •
  adjusted EBITDA does not reflect interest expense on our indebtedness;

  •
  adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  adjusted EBITDA does not reflect tax payments;

  •
  adjusted EBITDA and adjusted net income (loss) do not reflect the potentially dilutive impact of equity-based compensation;

  •
  adjusted EBITDA and adjusted net income (loss)do not reflect the impact of certain non-operating expenses resulting from matters we do not consider to be indicative of our core operating performance; and

  •
  other companies may calculate adjusted EBITDA and adjusted net income (loss) differently than we do, which reduces its usefulness as a comparative measure.

        Because of these limitations, you should consider adjusted EBITDA and adjusted net income (loss) alongside other financial performance measures, including net loss and our other GAAP results.

        The following tables present a reconciliation of estimated adjusted EBITDA and estimated adjusted net income (loss) for the three months ended December 31, 2014 to estimated net loss for this period and adjusted EBITDA and adjusted net income (loss) for the three months ended September 30, 2014 to actual net loss for this period:

	Three Months Ended
	September 30, 2014	December 31, 2014
	(in thousands)
Reconciliation of Adjusted EBITDA:
Net loss	$(479)	$(2,100) to (1,500)
Provision for income taxes	(175)	(1,600) to (1,200)
Interest expenses	2,456	2,100
Depreciation and amortization	3,067	3,600
PHX acquisition expense(1)	—	900 to 1,400
Stock-based compensation	839	1,100

Adjusted EBITDA	$5,708	$4,000 to 5,500
Reconciliation of Adjusted Net Income (Loss):
Net loss	$(479)	$(2,100) to (1,500)
Stock-based compensation	839	1,100
Amortization of intangibles(2)	933	700 to 1,100
Deferred financing amortization costs	264	200 to 400
PHX acquisition expense(1)	—	900 to 1,400
Tax adjustments(3)	(814)	(1,200) to (1,600)

Adjusted Net Income (Loss)	$743	$(400) to 900

(1)
Represents costs associated with the anticipated acquisition of PHX described in this prospectus supplement.

(2)
Represents amortization of capitalized expenses related to the acquisition of Performant by an affiliate of Parthenon Capital Partners in 2004, and also an acquisition in the first quarter of 2012 to enhance our analytics capabilities.

(3)
Represents tax adjustments assuming a marginal tax rate of 40%.

Amendment to Credit Facility

        On January 28, 2015, our subsidiary Performant Business Services, Inc., or Performant Business, as borrower, entered into Consent and Amendment No. 3 to our senior secured credit facility, or the third amendment. Among other things, we amended our senior secured credit facility to permit the concurrent offering of our convertible senior notes and the consummation of the proposed PHX acquisition on the terms and subject to the conditions set forth in the third amendment.

Update on Award of New RAC Contracts

        We are currently involved in a competitive rebidding process for four new RAC contracts with CMS. The timing of new RAC contract awards remains uncertain. The bidding process has been delayed, at least in part, by pre-award protests and, following the denial of those protests, by ongoing litigation. The plaintiffs in the litigation are seeking the elimination of payment terms under the proposed new RAC contracts that would prohibit RACs from being compensated for improper claims until a second level of appeal has been exhausted. A decision in favor of CMS is currently on appeal and an injunction bars award of three of the four new RAC contracts pending the appeal. A fifth RAC contract, which is a new type of RAC contract covering the identification and recovery of improper claims for durable medical equipment, prosthetics, orthotics and supplies and home health and hospice claims, was not covered by the injunction and was awarded to another party in January 2015. The Company is not a party to this litigation. CMS has stated that the injunction will delay the award of the three contracts until the judge's ruling on the injunction, which is not expected to occur until late summer 2015. It is uncertain whether CMS will award the RAC contract not covered by the injunction in the interim period or will wait to award all of the new RAC contracts at the same time. CMS also recently announced that it extended our existing RAC contract through December 31, 2015, along with a limited scope of procedures we will be allowed to conduct during this extended period. CMS has further indicated they may, at their discretion, approve additional issues that we will be permitted to review and audit during the RAC contract extension period.

Company Information

        We began operations in 1976 under the corporate name Diversified Collection Services, Inc. We were incorporated in Delaware on October 8, 2003 under the name DCS Holdings, Inc. and subsequently changed our name to Performant Financial Corporation in 2005.

        Our principal executive offices are located at 333 North Canyons Pkwy, Suite 100, Livermore, CA 94551, our telephone number is (925) 960-4800 and our web site is www.performantcorp.com. The information contained in our web site is not part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Issuer	Performant Financial Corporation, a Delaware corporation.
Shares of common stock offered	shares
Shares of common stock to be outstanding after this offering	shares
Option to purchase additional shares	shares
Use of proceeds

We estimate that the proceeds from this offering will be approximately $        million (or $        million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering of common stock and the concurrent offering of our convertible senior notes to complete the PHX acquisition, or if the PHX acquisition is not completed, to repay the outstanding indebtedness under our senior secured credit facility. See "Use of Proceeds."

NASDAQ Global Select Market Symbol	PFMT

        The number of shares of common stock that will be outstanding after this offering is based on            shares outstanding as of December 31, 2014, and excludes:

  •
  4,023,383 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2014, at a weighted-average exercise price of approximately $7.18 per share;

  •
  461,592 Restricted Stock Units outstanding;

  •
  the issuance of $22.0 million of our shares of common stock as partial consideration for the PHX acquisition, with the value of each share of common stock determined based on the lesser of (i) the average closing price per share during the 60 trading days ending two trading days prior to the closing date of the PHX acquisition or (ii) the offering price per share of the shares in this offering; and

  •
  1,321,794 shares of common stock reserved for future issuance under our 2012 Stock Incentive Plan.

        Unless expressly indicated or the context otherwise requires, all information in this prospectus supplement assumes:

  •
  no exercise by the underwriters of their right to purchase up to an additional                shares of common stock to cover over-allotments; and

  •
  no exercise of options outstanding as of December 31, 2014.

 Concurrent Offering of Convertible Senior Notes

        Concurrently with this offering of common stock, we are offering $              principal amount of our        % convertible senior notes due 2020 (or a total of $                principal amount if the underwriters in that offering exercise their over-allotment option in full) in an underwritten public offering pursuant to a separate prospectus supplement.

        The convertible senior notes will mature on February 15, 2020, unless earlier repurchased or converted, and will pay interest semiannually in arrears on February 15 and August 15 of each year, commencing August 15, 2015 at a rate of          % per year. Prior to August 15, 2019, the convertible senior notes will be convertible only during certain periods and subject to certain circumstances. The convertible senior notes will be convertible at any time on or after August 15, 2019 until the second scheduled trading day immediately prior to the maturity date of the convertible senior notes. Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, together with a cash payment in lieu of delivering any fractional shares, at our election. The initial conversion rate will be determined in connection with the offering of the convertible senior notes. The conversion rate will be subject to adjustment upon the occurrence of certain events. We cannot redeem the notes prior to the maturity date.

        If we undergo a fundamental change, subject to certain conditions, holders may require us to repurchase for cash all or part of their convertible senior notes at a repurchase price equal to 100% of the principal amount of the convertible senior notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.

        We intend to use the net proceeds from this offering of common stock and the concurrent offering of our convertible senior notes to fund the initial cash consideration payable in connection with the PHX acquisition and to fund an escrow deposit related to future potential earnout payments related to the PHX acquisition. See "Use of Proceeds" in this prospectus supplement.

        This prospectus supplement and the accompanying prospectus shall not be deemed an offer to sell or a solicitation of an offer to buy any of the convertible senior notes. This offering of common stock is contingent upon the closing of the concurrent convertible senior notes offering, and the concurrent convertible senior notes offering is contingent upon the closing of this offering of common stock. We cannot assure you that either or both of the offerings will be completed. Unless we specifically state otherwise, the information in this prospectus supplement assumes the completion of the convertible notes offering and that the underwriters for the convertible notes offering do not exercise their over-allotment option to purchase additional convertible notes and that the underwriters for this offering do not exercise their option to purchase additional shares.

Our Summary Consolidated Financial Data

        The following table sets forth our summary selected historical consolidated financial and other data for the periods ended and as of the dates indicated. The consolidated statement of operations data for the fiscal years ended December 31, 2013, 2012 and 2011 and the balance sheet data as of December 31, 2013 and 2012 have been derived from, and should be read together with, our audited consolidated financial statements and the accompanying notes, which are incorporated by reference herein. The consolidated statement of operations data for the nine months ended September 30, 2014 and 2013 and the balance sheet data as of September 30, 2014 have been derived from our unaudited condensed consolidated financial statements, which are incorporated by reference herein. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
	2013	2012	2011	2014	2013
				(unaudited)
	(in thousands)
Consolidated Statement of Operations Data:
Revenues	$255,302	$210,073	$162,974	$155,683	$195,326

Operating expenses:
Salaries and benefits	96,762	83,002	67,082	71,236	72,942
Other operating expense	85,671	71,305	49,199	56,304	65,314
Impairment of trade name	—	—	13,400	—	—
Total operating expenses	182,433	154,307	129,681	127,540	138,256

Income from operations	72,869	55,766	33,293	28,143	57,070
Debt extinguishment costs(1)	—	(3,679)	—	—	—
Interest expense	(11,564)	(12,414)	(13,530)	(7,765)	(8,752)
Interest income	1	64	125	—	—

Income before provision for income taxes	61,306	39,737	19,888	20,378	48,318
Provision for income taxes	24,967	16,786	7,516	8,599	19,848

Net income	36,339	22,951	12,372	11,779	28,470

Accrual for preferred stock dividends	—	2,038	6,495	—	—

Net income available to common shareholders	$36,339	$20,913	$5,877	$11,779	$28,470

	Year Ended December 31,			Nine Months Ended September 30,
	2013	2012	2011	2014	2013
			(unaudited)
	(in thousands, except per share amounts)
Net income per share attributable to common shareholders(2)
Basic	$0.77	$0.48	$0.14	$0.24	$0.60
Diluted	$0.74	$0.44	$0.13	$0.24	$0.58
Weighted average shares
Basic	47,492	43,985	42,962	48,641	47,247
Diluted	49,386	47,599	45,742	49,758	49,315

(1)
Represents debt extinguishment costs comprised of approximately $3.3 million of fees paid to lenders in connection with our senior secured credit facility and approximately $0.3 million of unamortized debt issuance costs in connection with our old credit facility.

(2)
Please see Note 1 to our consolidated financial statements incorporated by reference herein for an explanation of the calculations of our basic and diluted net income per share of common stock.

	As of December 31,
			As of September 30, 2014
	2013	2012
			(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$81,909	$37,843	$84,970
Total assets	257,260	211,745	265,378
Total debt	133,304	147,769	114,250
Total liabilities	183,026	187,672	173,060
Total stockholders' equity	74,234	24,073	92,318

 Summary Unaudited Pro Forma Condensed Combined Financial Data

        The following sets forth certain summary unaudited pro forma condensed combined financial data of Performant giving effect to (i) the Pay-Plus spin-off prior to completion of the PHX acquisition and (ii) our completion of the PHX acquisition, including the sale and issuance of shares of our common stock in this offering and the sale and issuance of convertible senior notes in our concurrent convertible notes offering to finance the acquisition consideration. The PHX acquisition is expected to close in February 2015, subject to various contingencies including the sale and issuance of shares of our common stock and our convertible senior notes to fund the cash portion of the acquisition consideration. The Pay-Plus spin-off will be completed by PHX prior to the closing of the PHX acquisition.

        The summary unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2014 and for the year ended December 31, 2013 assumes that the Pay-Plus spin-off and the PHX acquisition took place on January 1, 2013. Our unaudited condensed consolidated statement of operations for the nine months ended September 30, 2014 has been combined with PHX's unaudited consolidated statement of operations for this period after giving pro forma effect to the Pay-Plus spin-off. Our condensed consolidated statement of operations derived from audited financial statements for the year ended December 31, 2013 has been combined with PHX's audited consolidated statement of operations for this period after giving pro forma effect to the Pay-Plus spin-off.

        The summary unaudited pro forma condensed combined balance sheet data as of September 30, 2014 assumes that the Pay-Plus spin-off and the PHX acquisition took place on September 30, 2014 and combines our September 30, 2014 unaudited condensed consolidated balance sheet with PHX's September 30, 2014 unaudited consolidated balance sheet after giving pro forma effect to the Pay-Plus spin-off.

        The summary unaudited pro forma condensed combined financial data set forth below has been presented for informational purposes only. The summary unaudited pro forma condensed combined financial data set forth below is not necessarily indicative of what our financial position or results of operations actually would have been had the Pay-Plus spin-off and the PHX acquisition been completed as of the dates indicated. In addition, the summary unaudited pro forma condensed combined financial data does not purport to project the future financial position or operating results of the combined company. The summary unaudited pro forma condensed combined financial data below should be read in conjunction with the unaudited pro forma condensed combined financial data and the notes describing the pro forma adjustments related thereto and the accompanying disclosures included elsewhere in this prospectus supplement and with both our and PHX's historical financial statements and related notes, which are incorporated by reference in this prospectus supplement. See "Unaudited Pro Forma Condensed Combined Financial Data" beginning on page S-53 of this prospectus supplement and "Information We Incorporate By Reference" beginning on page S-80 of this prospectus supplement.

 Performant Financial Corporation and Premier Healthcare Exchange, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations Data
For the Nine Months Ended September 30, 2014

	Historical		Pro Forma Adjustments Pay-Plus Spin-off		Pro Forma Adjustments PHX Acquisition
				Pro Forma PHX			Pro Forma Combined
	Performant	PHX
			(in thousands)
Revenue	$155,683	$68,388	$(27,668)	$40,720	$		$196,403
Operating expenses:
Salaries and benefits	71,236	17,401	(4,291)	13,110			84,346
Other operating expenses	56,304	32,280	(13,781)	18,499		5,684	80,487

Total operating expenses	127,540	49,681	(18,072)	31,609		5,684	164,833

Income from operations	28,143	18,707	(9,596)	9,111		(5,684)	31,570
Interest expense	(7,765)	(82)		(82)		(4,434)	(12,281)
Interest income		6		6			6

Income before provision for income taxes	20,378	18,631	(9,596)	9,035		(10,118)	19,295
Provision for income taxes	8,599	7,459	(3,833)	3,626		(4,009)	8,216

Net income	$11,779	$11,172	$(5,763)	$5,409		$(6,109)	$11,079

Performant Financial Corporation and Premier Healthcare Exchange, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations Data
For the Year Ended December 31, 2013

	Historical		Pro Forma Adjustments Pay-Plus Spin-off		Pro Forma Adjustments PHX Acquisition
				Pro Forma PHX			Pro Forma Combined
	Performant	PHX
	(in thousands)
Revenue	$255,302	$52,664	$(9,893)	$42,771	$		$298,073
Operating Expenses:
Salaries and benefits	96,762	17,962	(2,757)	15,205			111,967
Other operating expenses	85,671	26,291	(5,489)	20,802		7,579	114,052

Total operating expenses	182,433	44,253	(8,246)	36,007		7,579	226,019

Income from operations	72,869	8,411	(1,647)	6,764		(7,579)	72,054
Interest expense	(11,564)	(157)		(157)		(5,860)	(17,581)
Interest income	1	5		5			6

Income before provision for income taxes	61,306	8,259	(1,647)	6,612		(13,439)	54,479
Provision for income taxes	24,967	3,345	(662)	2,683		(5,325)	22,325

Net income	$36,339	$4,914	$(985)	$3,929		$(8,114)	$32,154

 Performant Financial Corporation and Premier Healthcare Exchange, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet Data
As of September 30, 2014

	Historical		Pro Forma Adjustments Pay-Plus Spin-off		Pro Forma Adjustments PHX Acquisition
				Pro Forma PHX		Pro Forma Combined
	Performant	PHX
	(in thousands)
Cash and cash equivalents	$84,970	$17,274	$(5,788)	$11,486	$(7,655)	$88,801
Working capital	70,498	14,226	(2,561)	11,665	(7,949)	74,214
Total assets	265,378	37,600	(8,084)	29,516	168,045	462,939
Total debt	114,250	1,750		1,750	57,481	173,481
Total liabilities	173,060	15,794	(2,558)	13,236	111,472	297,768
Stockholders' equity	92,318	21,806	(5,526)	16,280	56,573	165,171

RISK FACTORS

        An investment in our common stock involves a high degree of risk. Before purchasing shares of our common stock you should carefully consider the following risks regarding our common stock and this offering, including, without limitation, those risk factors relating to our liquidity, debt financing and current economic conditions, as well as other information in this prospectus supplement and the accompanying prospectus and in any other documents incorporated into this prospectus supplement and the accompanying prospectus by reference. The risk factors set forth herein and therein may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Each of the risks described in these sections and documents could adversely affect our business, financial condition and results of operations, and could result in a complete loss of your investment.

Risks Related to PHX

PHX has a short operating history in an evolving market, which makes it difficult to evaluate its future prospects and may increase the risk that it will not be successful.

        PHX has a short operating history in a new and evolving market, which makes it difficult to evaluate its future prospects and may increase the risk that it will not be successful. You should consider PHX's business and prospects in light of the risks and difficulties PHX encounters in this evolving market. These risks and difficulties include its ability to, among other things:

  •
  maintain and increase its client base;

  •
  hire, integrate and retain talent;

  •
  avoid interruptions or disruptions in its service;

  •
  maintain and further develop its technology infrastructure to efficiently and reliably handle both current and increased client usage, as well as the deployment of new features and products;

  •
  increase revenue;

  •
  process, store and use personal data in compliance with governmental regulation and other legal obligations related to privacy;

  •
  successfully compete with other companies that are currently in, or may in the future enter its line of business; and

  •
  maintain, protect and enhance its intellectual property.

PHX relies on third-party vendors to help deliver its cost integrity solutions to its clients and the loss of any of these vendors or the failure of those vendors to perform as expected could harm PHX's business operations and relationships with its clients.

        PHX engages certain vendors, including adjudication system partners and third-party PPO networks, to help deliver its cost integrity solutions to its clients. These vendors participate to varying degrees in the delivery of PHX's solutions. In the event one of these vendors terminates its relationship with PHX or provides deficient performance to one or more of PHX's clients, PHX may not be able to continue to provide certain solutions to its clients or may need to reduce the number or types of solutions it is currently providing. Any such disruption in client relations as a result of services provided by any of PHX's vendors could adversely affect its revenues and operating results.

PHX is subject to extensive laws and regulations regarding the use and disclosure of confidential personal information, the cost compliance with which could be substantial and failure to comply with these regulations could cause it to incur liabilities and expenses.

        PHX is subject to a wide array of federal and state laws and regulations regarding the use and disclosure of confidential personal information and security. For example, the federal Health Insurance Portability and Accountability Act of 1996, as amended, or HIPAA, and state laws regulating use and disclosure of confidential personal information and security subject PHX to substantial restrictions and requirements with respect to the use and disclosure of the personal information obtained in connection with its business and PHX must establish administrative, physical and technical safeguards to protect the confidentiality of this information. PHX is required to notify affected individuals and government agencies of data security breaches involving protected health and certain personally identifiable information. These laws and regulations also require that PHX develop, implement and maintain written, comprehensive information security programs containing safeguards that are appropriate to protect personally identifiable information and health information against unauthorized access, misuse, destruction or modification. Federal law generally does not preempt state law in the area of protection of personal information, and as a result PHX must also comply with state laws and regulations. Regulation of privacy, data use and security requires that PHX incur significant expenses, which could increase in the future as a result of additional regulations, all of which adversely affects PHX's results of operations. Failure to comply with these laws and regulations can result in penalties and in some cases expose both us and PHX to civil lawsuits.

If PHX security measures are breached or fail and unauthorized access is obtained to its clients' confidential data, its services may be perceived as insecure, the attractiveness of its cost integrity services to current or potential clients may be reduced, and it may incur significant liabilities.

        PHX's cost integrity solutions involve the storage and transmission of confidential information relating to its clients and their customers, including health and other personal or confidential information. Although PHX's data security procedures are designed to protect against unauthorized access to confidential information, its computer systems, software and networks may be vulnerable to unauthorized access and disclosure of its clients' confidential information. Further, PHX may not effectively adapt its security measures to evolving security risks, address the security and privacy concerns of existing or potential clients as they change over time, or be compliant with federal, state, and local laws and regulations with respect to securing confidential information. Unauthorized access to confidential information relating to its clients and their customers could lead to reputational damage which could deter both existing and potential clients from selecting the PHX cost integrity solutions, or result in termination of contracts with those clients affected by any such breach, regulatory action, and claims against PHX.

        In the event of any unauthorized access to personal or other confidential information, PHX may be required to expend significant resources to investigate and remediate vulnerabilities in its security procedures, and may be subject to fines, penalties, litigation costs, and financial losses that are either not insured against or not fully covered through any insurance maintained by us or PHX. If one or more of such failures in PHX's security and privacy measures were to occur, its business, financial condition and results of operations could suffer.

Future legal changes and interpretations affecting PHX's business and operations could adversely affect PHX and its prospects.

        The health care insurance market in which PHX provides its cost integrity solutions is subject to significant legislative and regulatory focus and consumer interest. We cannot anticipate how future laws, regulations and administrative and court interpretations of present and future laws, regulations or policies may affect PHX's business and operations. Such future activities may require PHX to modify its business practices and product and service offerings which could disrupt PHX's business or otherwise have an adverse effect on PHX's business and operations.

The potential impacts of Health Reform on the PHX's business and operations, which may be adverse to PHX, cannot be predicted.

        The Patient Protection and Affordable Care Act (Public Law 111-148), signed into law March 23, 2010, and the Health Care and Education Reconciliation Act of 2010, signed into law March 30, 2010, together commonly referred to as Health Reform, include health-related provisions subsidizing insurance premiums for people making up to 400% of the federal poverty level and establishing health insurance exchange markets. Health Reform has only recently been implemented and is subject to judicial review and legislative scrutiny. We cannot predict the potential effect on PHX's business and operations of implementation of Health Reform or potential judicial interpretations or legislative or regulatory action with respect to Health Reform, which could adversely affect PHX's business and operations.

We have made certain assumptions relating to the PHX acquisition that may prove to be materially inaccurate.

        We have made certain assumptions relating to the PHX acquisition, which assumptions may be inaccurate, including as the result of the failure to realize the expected benefits of the PHX acquisition, failure to realize expected revenue growth rates, higher than expected operating, transaction and integration costs, as well as general economic and business conditions that adversely affect the combined company following the PHX acquisition. These assumptions relate to numerous matters, including:

  •
  projections of PHX's pro forma revenue growth rates and future revenues;

  •
  our ability to maintain, develop and deepen relationships with customers of PHX;

  •
  the amount of goodwill and intangibles that will result from the PHX acquisition;

  •
  certain other purchase accounting adjustments that we expect will be recorded in our financial statements in connection with the PHX acquisition;

  •
  merger costs; and

  •
  other financial and strategic risks of the PHX acquisition.

PHX has experienced significant revenue growth over the prior three years, and there is no assurance that such growth will continue following completion of the proposed acquisition.

        PHX has experienced significant pro forma revenue growth over the prior three years, with pro forma revenue increasing from $30.3 million in 2012 to $42.8 million in 2013 to $40.7 million for the nine months ended September 30, 2014. This pro forma revenue growth has been based on PHX's ability to attract new customers, to increase the scope of services it can provide to both existing and new customers through the expansion of its services and products and to attract additional customers in the healthcare payor market. Continued pro forma revenue growth for PHX following the proposed acquisition will depend on, among other factors, PHX's ability to implement solutions and integrate platforms with new clients in a timely and efficient manner, to continue to attract new customers in the increasingly competitive healthcare payor market and to maintain pricing levels with its existing and future clients. Given uncertainties surrounding the continued growth, or rate of growth, of PHX's pro forma revenue following our proposed acquisition, PHX's pro forma revenue growth over any prior period should not be held as an indication of future performance. In addition, we expect our ability to successfully cross-sell our solutions along with PHX's solutions will be a significant factor influencing our growth following completion of the proposed PHX acquisition. Following completion of the proposed acquisition, we may not be successful in cross-selling our post-payment solutions with PHX's pre-payment solutions because existing and new customers may find our existing solutions or PHX's additional solutions unnecessary or unattractive. Further, continued focus on growth and the expansion of PHX's business may place additional demands on management, operations and financial resources and will require PHX to incur additional expenses. We cannot be sure that we will be able to manage any further PHX growth effectively following completion of the acquisition.

The obligations and liabilities of PHX, some of which may be unanticipated or unknown, may be greater than we have anticipated, which may diminish or eliminate the value of PHX to us.

        PHX's obligations and liabilities, some of which may not have not been disclosed to us or may not be reflected or reserved for in PHX's historical financial statements, may be greater than we have anticipated. For example, PHX is subject to adverse legal proceedings in Federal District Court in Florida for alleged patent infringement, which may result in costs and/or damages and impair aspects of its business (potentially including treble damages and attorney's fees if PHX were found to have infringed willfully or to have aided or abetted the infringement of a patent willfully). Further, PHX is a party to other legal proceedings, which could result in substantial damage or settlement costs or could require PHX to redesign PHX's products and services and seek out third party licenses, which may not be available on reasonable terms, or at all. Adverse legal proceedings can be expensive, time-consuming, and may divert the efforts of PHX's technical and managerial personnel, which could in turn harm PHX's business, whether or not PHX receives a determination favorable to it. Some of PHX's competitors may be able to devote significantly more resources to intellectual property litigation and other proceedings, and such competitors may have significantly broader patent portfolios to assert against PHX if PHX asserts its rights against them. The obligations and liabilities of PHX, individually or in the aggregate, could have a material adverse effect on PHX's business or PHX's value to us or on our business, financial condition or results of operations.

Many of PHX's contracts with its clients are short term and do not commit its clients to provide specified volumes of business.

        A large portion of PHX's existing customer contracts enable its clients to unilaterally terminate their contractual relationship with PHX upon short notice, generally not more than six months, without penalty, potentially leading to a loss of business or renegotiation of terms. For example, all of the contracts of PHX's top ten customers by revenue (representing approximately 40% and 42% PHX's total pro forma revenue for 2013 and the nine months ended September 30, 2014, respectively) may be terminated upon short notice. In particular, PHX's contracts with a single customer that represented approximately 10.4% and 15.3% of total pro forma revenue for each of the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively, are terminable upon short notice. Further, most of PHX's contracts in these markets allow its clients to unilaterally change the volume of claims that PHX may audit or review at any given time. Therefore, despite PHX's contractual relationships with its clients, these contracts do not provide assurance that PHX will receive a specific volume of the client's claims or generate a minimum amount of revenues. Accordingly, PHX's pro forma revenues and operating results would be negatively affected if its existing clients reduced the volume of claims provided to PHX or modified the terms of service or the level of success fees associated with such claims.

PHX faces significant competition in connection with obtaining, retaining and performing under its existing client contracts, and an inability to compete effectively in the future could harm PHX's relationships with its clients, which would impact revenues and operating results.

        PHX operates in competitive markets. Initially, PHX competes with many other companies in the engagement by health plans and TPAs for its cost integrity Accordingly, maintaining high levels of performance, and doing so in a cost-effective manner, are important factors in PHX's ability to maintain and grow revenues and net income and the failure to achieve these objectives could harm the business, financial condition and results of operations of PHX. Further, some current and potential competitors in PHX's markets may have greater financial, marketing, technological or other resources, which may provide such competitors with an advantage in engaging and maintaining potential clients. In addition, the ability of any of PHX's competitors and potential competitors to adopt new and effective technology to better serve PHX's markets may allow them to gain market strength. Increasing levels of competition in the future may result in lower pricing levels, lower revenues or higher costs for resources. Any inability to compete effectively in the markets that PHX serves could adversely affect our business, financial condition and results of operations following the proposed PHX acquisition.

PHX may be harmed if it loses members of its management team or other key employees or fails to hire and retain employees with specialized skills.

        PHX is highly dependent on members of its management team and other key employees and the future success of PHX following completion of the acquisition will depend in part on PHX's ability to retain these people. Further, PHX's healthcare-related cost integrity solutions requires employees with specialized skills, such as registered nurses and experts in healthcare related coding. Finding, attracting and retaining employees with these specialized skills is a critical component of PHX being able to provide its cost integrity solutions, and its inability to staff these operations appropriately represents a risk to its ongoing business and associated revenues. The inability to continue to attract and retain members of the PHX management team and other key employees following completion of the acquisition could adversely affect the business, financial condition and results of operations of the combined company.

Internal control deficiencies or weaknesses that are not yet identified could emerge.

        After the PHX acquisition, we may identify deficiencies or weaknesses in its internal controls over time and, where and when appropriate, report on these deficiencies or weaknesses. However, the internal control procedures can provide only reasonable, and not absolute, assurance that deficiencies or weaknesses are identified. Deficiencies or weaknesses that have not been identified by us or PHX could emerge and these deficiencies or weaknesses could have a material impact on the results of operations for the combined company.

Prior to the PHX acquisition, PHX was a privately-held company and its new obligations of being a part of a public company may require significant resources and management attention.

        Prior to the PHX acquisition, PHX was a privately-held company and its new obligations of being a part of a public company may require significant resources and management attention. Upon consummation of the PHX acquisition, PHX companies will become subsidiaries of our consolidated company, and will need to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations subsequently implemented by the Securities and Exchange Commission and the Public Company Accounting Oversight Board. We will need to ensure that the PHX establishes and maintains effective disclosure controls as well as internal controls and procedures for financial reporting, and such compliance efforts may be costly and may divert the attention of management.

Risks Related to the Proposed PHX Acquisition

This offering is not conditioned upon the closing of the PHX acquisition, and there can be no assurance that the PHX acquisition will be completed.

        On January 28, 2015, we signed a definitive merger agreement to acquire PHX in a stock and cash transaction. We expect the PHX acquisition to close in February 2015, subject to customary closing conditions. Closing of the PHX acquisition is subject to completion of this offering of common stock and the concurrent offering of our convertible senior notes as well as other customary terms and conditions. However, completion of the PHX acquisition is not a condition to completion of this offering of common stock or the concurrent offering of our convertible senior notes, and there can be no assurance that the PHX acquisition will be completed. If the offering of the convertible senior notes has been completed, and the PHX acquisition is terminated, does not occur for any reason or does not occur by February 12, 2015, the convertible senior notes will remain outstanding whether or not the PHX acquisition is completed and we will be required to apply the net proceeds from the convertible notes offering and from this offering (and if necessary, other cash on hand) for repayment in full of all outstanding obligations under our senior secured credit facility. The failure to pay in full all outstanding obligations under our senior secured credit facility in accordance with the foregoing will constitute an event of default thereunder which could result in defaults under other indebtedness and obligations of ours.

Actual results may differ from any statements made by us concerning future revenue and revenue growth of PHX or the anticipated impact of the PHX acquisition on the operating results of the combined company, and these differences could be material.

        In connection with this offering, we have made a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including statements relating to expected timing of the PHX acquisition and the prospects for the combined company. These statements are based upon our management's preliminary estimates based on forecasts prepared by PHX's management. Although we believe that we have a reasonable basis for such forward-looking statements, these statements are based on our projections of future events that are subject to known and unknown risks and uncertainties and other factors that may cause the combined company's actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements to differ in a material way. Additional risks and uncertainties that could cause actual results to differ materially from currently anticipated results include, but are not limited to, risks relating to our ability to successfully integrate PHX; our ability to commercialize PHX's services; unanticipated increases in costs or expenses; and the other risks identified in this prospectus supplement and the documents incorporated by reference in this prospectus supplement. Our actual financial condition and results of operations following the PHX acquisition may not be consistent with, or evident from, the statements provided herein. Other unknown or unpredictable factors also could harm our results. Consequently, actual results or developments anticipated by us may not be realized or, even if substantially realized, may not have the expected consequences to, or effects on, us. Any failure to meet expectations regarding the prospects for the combined company could have a material adverse effect on the trading price or volume of our stock.

Any failure to successfully integrate PHX's business and operations or fully realize any potential synergies from the acquisition in the expected time frame would adversely affect our business, operating results, and financial condition.

        We do not have a history of acquiring other companies, and the success of the PHX acquisition will depend, in part, on our ability to successfully integrate PHX's business and operations and fully realize the anticipated benefits and potential synergies from combining our business with PHX's business. If we are unable to achieve these objectives following the acquisition, the anticipated benefits and potential synergies of the acquisition may not be realized fully or at all, or may take longer to realize than expected. Any failure to timely realize these anticipated benefits would have a material adverse effect on our business, operating results, and financial condition.

The PHX acquisition may not be completed on a timely basis or at all. The failure to complete the PHX acquisition would eliminate, or any delay in the closing of the PHX acquisition may significantly reduce, the benefits expected to be obtained from the PHX acquisition and could adversely affect the market price of our common stock and our future business and financial results.

        The PHX acquisition is subject to a number of conditions, including, without limitation, completion of this offering of common stock and our concurrent offering of convertible senior notes, compliance with covenants of the parties and the continuing accuracy of the representations and warranties of the parties, each of which is beyond our control and could prevent, delay or otherwise materially and adversely affect closing of the PHX acquisition. See "The PHX Acquisition—Summary of the PHX Acquisition—Conditions to Closing of the PHX Acquisition." Neither we nor PHX can predict whether and when these other conditions will be satisfied. In addition, both we and PHX have the ability to terminate the merger agreement under certain circumstances.

        Failure to complete the PHX acquisition would prevent us and PHX from realizing the anticipated benefits of the PHX acquisition. We would also remain liable for significant transaction costs, including legal, accounting and financial advisory fees, and we could become liable to PHX if the merger agreement is terminated under certain circumstances for an expense termination fee equal to $750,000.

        In addition, the market price of our common stock may reflect various market assumptions as to whether the PHX acquisition will be completed. Consequently, the completion of, the failure to complete, or any delay in the closing of the PHX acquisition could result in a significant change in the market price of our common stock.

Uncertainty about the PHX acquisition may adversely affect the relationships that we, PHX or our combined company have with our respective customers, service providers and employees, whether or not the PHX acquisition is completed.

        Parties with whom we or PHX do business may experience uncertainty associated with the PHX acquisition, including with respect to current or future business relationships with us, PHX or the combined business. These business relationships may be subject to disruption as customers and others may attempt to (a) negotiate changes in existing business relationships, (b) delay, defer or cease purchasing services from or providing services to us, PHX or our combined company or (c) consider entering into business relationships with parties other than us, PHX or the combined business, including our competitors or those of PHX. These disruptions could have a material adverse effect on the businesses, operating results, and financial condition of each of us or, if the PHX acquisition is completed, the combined business.

Uncertainties associated with the PHX acquisition may cause a loss of management personnel and other key employees that could adversely affect our future business, operations and financial results following the PHX acquisition.

        Whether or not the PHX acquisition is completed, the announcement and pendency of the PHX acquisition could disrupt PHX's and our respective businesses. We and PHX are both dependent on the experience and industry knowledge of our respective senior management and other key employees, including sales and marketing executives, to execute our respective business plans. Our success after the PHX acquisition will depend in part upon the ability PHX's and our ability to retain our respective key management personnel and other of our respective key employees in advance of the PHX acquisition, and of our combined company's ability to do so following the PHX acquisition. Our current and prospective employees and those of PHX may experience uncertainty about their roles within the combined company following the PHX acquisition, which may have an adverse effect on the current ability of PHX or us to attract or retain key management and other key personnel or the ability of the combined company to do so following the PHX acquisition. Moreover, while the Chief Operating Officer of PHX plans to remain with us as PHX's President, the Chief Executive Officer and co-founder of PHX will become a consultant to us but will not remain an employee of PHX following completion of the proposed PHX acquisition.

        Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of ours or of PHX to the same extent that such companies have previously been able to attract or retain employees. In addition, following the PHX acquisition, we might not be able to locate suitable replacements for any such key employees who leave us or PHX or offer employment to potential replacements on satisfactory terms.

Our results after the PHX acquisition may suffer if we do not effectively manage our expanded operations following the PHX acquisition.

        Following the PHX acquisition, the size of our business will increase significantly beyond the current size of our existing business. Our future success depends, in part, upon our ability to manage this expanded business, which will pose substantial challenges for our management, including challenges related to the management and monitoring of additional operations and associated increased costs and complexity. There can be no assurances we will be successful after closing of the PHX acquisition or that we will realize the expected benefits currently anticipated from the PHX acquisition.

We will incur significant acquisition-related integration costs in connection with the PHX acquisition and significant transaction expenses in connection with the negotiation and consummation of the PHX acquisition and completion of this offering of common stock and the concurrent offering of our convertible senior notes.

        We are currently developing a plan to integrate the operations of PHX after the completion of the PHX acquisition. In connection with that plan, we anticipate that we will incur certain non-recurring charges in connection with this integration; however, we cannot identify the timing, nature and amount of all such charges as of the date of this prospectus supplement. Further, we currently expect to incur significant transaction costs relating to negotiating and completing the PHX acquisition, this offering of common stock and the concurrent offering of our convertible senior notes. These integration costs and transaction expenses will be charged as an expense in the period incurred. The significant transaction costs and PHX acquisition-related integration costs could materially affect our results of operations in the period in which such charges are recorded. Although we believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the business, will offset incremental transaction and PHX acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

Charges to earnings resulting from the application of the acquisition method of accounting may adversely affect the market value of our common stock following the closing of the PHX acquisition.

        In accordance with GAAP, the PHX acquisition will be accounted for using the acquisition method of accounting, which will result in charges to earnings that could have an adverse impact on the market value of our common stock following the closing of the PHX acquisition. Under the acquisition method of accounting, the total estimated purchase price will be allocated to PHX's pro forma net tangible assets and identifiable intangible assets based on their respective fair values as of the date of closing of the PHX acquisition. Any excess of the purchase price over those fair values will be recorded as goodwill. The combined company will incur additional amortization expense based on the identifiable amortizable intangible assets acquired pursuant to the merger agreement and their relative useful lives. Additionally, to the extent the value of goodwill or identifiable intangible assets or other long-lived assets may become impaired, the combined company will be required to incur charges relating to the impairment. These amortization and potential impairment charges could have a material impact on the combined company's results of operations.

If our goodwill or intangible assets become impaired, we may be required to record a significant charge to earnings.

        Under GAAP, we review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. As of September 30, 2014, we had recorded a total of $111.3 million of goodwill and other intangible assets. According to our preliminary valuation of assets acquired and liabilities assumed included in our unaudited pro forma condensed combined financial statements included elsewhere in this prospectus supplement, we will record an additional $103.3 million in goodwill in connection with our proposed acquisition of PHX. The preliminary estimates of fair value and weighted-average useful life included in our unaudited pro forma condensed combined financial statements will likely be different from the final acquisition accounting for the PHX transaction, and the difference could have a material impact on the pro forma condensed combined financial statements. Once we have full access to the specifics of PHX's operations, additional insight will be gained that could impact: (1) the intangible assets identified; (2) the estimated total value assigned to intangible assets; and (3) the estimated useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to us only upon access to additional information and/or changes in such factors that may occur prior to the effective time of the acquisition. For each $10 million change in the fair value of identifiable intangible assets, there could be an annual change in amortization expense—increase or decrease—of approximately $1.1 million ($280 thousand per quarter), assuming a weighted-average useful life of 9 years. An adverse change in market conditions, particularly if such change has the effect of changing one of our critical assumptions or estimates, could result in a change to the estimation of fair value that could result in an impairment charge to our goodwill or intangible assets. Any such material charges may have a material negative impact on our operating results.

If we successfully acquire PHX, the acquired business may underperform relative to our expectations.

        Following completion of the acquisition of PHX, we may not be able to maintain the levels of revenue, earnings or operating efficiency that we and PHX have achieved or might achieve separately. PHX's business and financial performance are subject to certain risks and uncertainties, including the risk of the loss of, or changes to, its relationships with its customers and independent contractors. We may be unable to achieve the same growth, revenues and profitability that PHX has achieved in the past.

The pro forma financial statements included in this prospectus supplement are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the PHX acquisition.

        The pro forma financial statements included in this prospectus supplement are presented for illustrative purposes only, are based on various adjustments and assumptions, many of which are preliminary, and may not be an indication of our financial condition or results of operations following the PHX acquisition. Our actual financial condition and results of operations following the PHX acquisition may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial data may not prove to be accurate, and other factors may affect our financial condition or results of operations following the PHX acquisition. In addition, this offering of common stock and the concurrent offering of our convertible senior notes are not conditioned upon completion of the PHX acquisition and, if the convertible notes offering is completed, our convertible senior notes will remain outstanding even if the PHX acquisition is not completed. Therefore, investors should refer to our historical financial statements incorporated by reference in this prospectus supplement when evaluating an investment in our shares of common stock.

Risks Related to Our Business

Our agreements with the Department of Education and CMS, two of our largest customers, are currently subject to rebidding processes, and our failure to renew these agreements or a renewal on less favorable terms would have a significant negative impact on our revenues and results of operations.

        Our existing contracts with the Department of Education and CMS are currently subject to rebidding processes. The Department of Education and CMS were responsible for approximately 25% and 18% of our revenues for the nine months ended September 30, 2014, respectively, and 20% and 26% of our revenues for the year ended December 31, 2013, respectively. The Department of Education has announced that it expects to award contracts in in April 2015 and that the number of recovery service providers under the new contracts is to be reduced from 17 to between eight and 12. We are currently participating in a competitive bidding process for the next RAC contract, but this process has been and may continue to be delayed, including by ongoing litigation related to the bidding process, protests following the award of contracts or other factors. While we believe our performance under existing contracts with the Department of Education and CMS and the experience we have gained in performing under these contracts position us well to renew both of these agreements, continued delays in the award of the new contracts, failure to retain either of these agreements or a significant adverse change in the terms of either of these agreements upon any renewal would seriously harm our revenues and our operating results.

The transition rules implemented by CMS in connection with the award of the new RAC contract and the delays associated with the award of the new RAC contract will have an adverse impact on our revenues.

        Our ability to make claims under our existing RAC contract continues to be limited by contract transition rules announced by CMS. In this regard, CMS suspended our ability to request medical records for audit during a significant portion of the fourth quarter of 2013 and all of 2014 other than a brief period in January and February 2014, beginning again in August 2014 through year end. Recently, CMS announced that it extended our existing RAC contract through December 31, 2015, but has not indicated the type of audit activities and the scope of procedures we will be allowed to conduct during this extended period. In addition, even during periods of permitted audit activity, CMS has placed restrictions on the types of claims and the amount of certain medical records requests that we may make during the transition period, and CMS has generally maintained a long-running prohibition on requesting medical records from PIP providers. These transition rules have had a material adverse effect on our revenues during the year ended December 31, 2014. Our revenues from CMS during the quarter ended September 30, 2014 were $4.0 million, compared to $28.2 million in the same quarter of 2013. Our revenues under this contract will be further diminished during the 2015 calendar year. In addition, a federal appeals court is reviewing a lower court decision denying a protest involving three of the four new RAC contracts, which has resulted in an injunction barring the award of three of the four new RAC contracts. A fifth RAC contract, which is a new type of RAC contract covering the identification and recovery of improper claims for durable medical equipment, prosthetics, orthotics and supplies and home health and hospice claims, was not covered by the injunction and was awarded to another party in January 2015. We are not a party to this litigation. CMS has stated that the injunction will delay the award of the three RAC contracts that are subject to the injunction until the judge's ruling on the injunction, which is not expected to occur until summer 2015. It is uncertain whether CMS will award the RAC contract not covered by the injunction in the interim period or wait to award all of the new RAC contracts at the same time. As a result of the delays in the award of the new RAC contract and the restrictions on our audit activities under the existing contract, we expect the reduction in healthcare revenues will have a material adverse effect on our revenues for 2014 and 2015. In addition, if we are successful in obtaining a new RAC contract with CMS, we expect there will be an approximate four to six month period until we start to recognize revenue after the award is made.

Revenues generated from our four largest clients represented 72% of our revenues for the nine months ended September 30, 2014 and 75% of our revenues for the year ended December 31, 2013, and any termination of or deterioration in our relationship with any of these clients would result in a decline in our revenues.

        We derive a substantial majority of our revenues from a limited number of clients, including the Department of Education, CMS and two GAs. Revenues from our four largest clients represented 72% of our revenues for the nine month ended September 30, 2014 and 75% of our revenues for the year ended December 31, 2013. All of our contracts with these clients are subject to periodic renewal and re-bidding processes and if we lose one of these clients or if the terms of our relationships with any of these clients become less favorable to us, our revenues would decline, which would harm our business, financial condition and results of operations.

Many of our contracts with our clients for the recovery of student loans and other receivables are not exclusive and do not commit our clients to provide specified volumes of business. In addition, the terms of these contracts may be changed unilaterally and on short notice by our clients. As a consequence, there is no assurance that we will be able to maintain our revenues and operating results.

        Substantially all of our existing contracts for the recovery of student loans and other receivables, which represented approximately 81% of our revenues for the nine months ended September 30, 2014 and 74%

of our revenues in the year ended December 31, 2013, enable our clients to unilaterally terminate their contractual relationship with us at any time without penalty, potentially leading to loss of business or renegotiation of terms. Further, most of our contracts in these markets allow our clients to unilaterally change the volume of loans and other receivables that are placed with us or the payment terms at any given time. In addition, most of our contracts are not exclusive, with our clients retaining multiple service providers with whom we must compete for placements of loans or other obligations. Therefore, despite our contractual relationships with our clients, our contracts do not provide assurance that we will generate a minimum amount of revenues or that we will receive a specific volume of placements.

        Our revenues and operating results would be negatively affected if our student loan and receivables clients, which include four of our five largest clients for the nine months ended September 30, 2014 and 2013, reduce the volume of student loan placements provided to us, modify the terms of service, including the success fees we are able to earn upon recovery of defaulted student loans, or any of these clients establish more favorable relationships with our competitors. For example, in 2013 in connection with the Department of Education's decision to have its recovery vendors promote income-based repayment, or IBR, to defaulted student loans, the Department of Education unilaterally reduced the contingency fee rate that we receive for rehabilitating student loans by approximately 13%. Further, in October 2014, the Department of Education announced a change to a fixed fee of $1,710 payable for each loan that is rehabilitated in place of a recovery fee that historically had been based on a percentage of the balance of the rehabilitated loan. Although this change to a fixed fee structure will not take place until April 2015, had the new fixed fee structure been in place for 2014, we estimate that our overall student lending revenues would have decreased by approximately 13% for the nine months ended September 30, 2014 and by approximately $2.4 million in the third quarter of 2014, assuming no variation in our student loan placements during the periods.

        Any other changes in the contingency fee percentages or other compensation terms that we are paid under existing and future contracts could have a significant impact on our revenues and operating results.

Over the course of our existing RAC contract, there has been an increase in the number of appeals by healthcare providers to the third, or ALJ, level of appeal relating to claims we have audited, and there can be no assurance that our estimated liability for such appeals will be adequate.

        Under our RAC contract with CMS, we recognize revenues when the healthcare provider has paid CMS for a claim or has agreed to an offset against other claims by the provider. Healthcare providers have the right to appeal a claim and may pursue additional levels of appeal if the initial appeal is found in favor of CMS. We accrue an estimated liability for appeals at the time revenue is recognized based on our estimate of the amount of revenue probable of being refunded to CMS following successful appeal based on historical data and other trends relating to such appeals. In addition, if our estimate of liability for appeals with respect to revenues recognized during a prior period changes, we increase or decrease the estimated liability reserve in the current period. Over the course of our existing RAC contract, healthcare providers have increased their pursuit of appeals beyond the first and second levels of appeals to the third level of appeal, where cases are heard by administrative law judges, or ALJs. In our experience, decisions at the third level of appeal are the least favorable as ALJs exercise greater discretion and there is less predictability in the ALJ decisions as compared to appeals at the first or second levels. The pursuit of third level appeals by healthcare providers has also resulted in a backlog of claims at that level of appeal. This increase of ALJ appeals and backlog of claims at the third level of appeal is the primary reason our estimated liability for appeals has grown from a balance of $4.4 million at December 31, 2012, to $15.3 million at December 31, 2013 to $17.2 million as of September 30, 2014. Our estimates for our appeal reserve are subject to uncertainties, and accordingly we may underestimate the number of successful appeals or the financial impact of successful appeals in a given year or period. To the extent that the amount of commissions that we are required to return to healthcare providers as a result of successful appeals exceeds our estimated appeals reserve, our revenues in the applicable period will be reduced by the amount of such excess. If we underestimate the amount of commissions that are subject to successful appeal, our revenues in future periods could be adversely affected.

        Further, CMS recently offered to pay hospitals 68% of what they have billed Medicare to settle a backlog of pending appeals challenging Medicare's denials of reimbursement for certain types of short-term care. The implication of this settlement offer related to claims for which recovery auditors have already been paid under existing RAC contracts is uncertain at this time. Any payments we are required to make to CMS under our existing RAC contract in connection with such settlement offer may be significant and in excess of the amount we have reserved for appeals, which could have a material negative impact our financial position and liquidity.

Our ability to derive revenues under our RAC contract will depend in part on the number and types of potentially improper claims that we are allowed to pursue by CMS, and our results of operations may be harmed if the scope of claims that we are allowed to pursue and be compensated for is limited.

        Under our existing RAC contract with CMS and any new RAC contract that we enter into upon completion of the current rebidding process with CMS, we are not permitted to and may not seek the recovery of an improper claim unless that particular type of claim has been pre-approved by CMS to ensure compliance with applicable Medicare payment policies, as well as national and local coverage determinations. Accordingly, the long-term growth of the revenues we derive under a RAC contract will also depend in part on CMS expanding the scope of potentially improper claims that we are allowed to pursue. If we are unable to continue to identify improper claims within the types of claims that we are permitted to pursue from time to time or if CMS does not expand the scope of potentially improper claims that we are allowed to pursue, our results of operations could be adversely affected.

        In addition, CMS has implemented rules that prevent RAC contractors from being able to review and audit (i) whether inpatient care delivered to patients with hospital stays lasting less than two midnights was medically necessary and therefore deserving of the higher reimbursement levels under Medicare Part A or (ii) whether inpatient treatment was medically necessary for admissions spanning more than two midnights. In connection with these restrictions, hospitals cannot bill CMS for outpatient services on hospital stays lasting less than two midnights during such period. Fees associated with recoveries initiated by us based upon improper claims for inpatient reimbursement of these short stays have represented a substantial portion of the revenues we have earned under our existing RAC contract. The continued suspension of this type of review activity could have a material adverse effect on our future healthcare revenues and operating results in the event we are successful in obtaining a second RAC contract, depending on a variety of factors including, among other things, CMS's evaluation of provider compliance with the new rules, the rules ultimately adopted by CMS with respect to medical necessity reviews of Medicare reimbursement claims associated with short stay inpatient admissions and, more generally, the scope of improper claims that CMS allows us to pursue and our ability to successfully identify improper claims within the permitted scope. In connection with the award of the new RAC contract, CMS has indicated that it is reviewing certain aspects of the RAC contract including the amount of medical records that RAC vendors may request and the timeframes for review and communications between RAC vendors and providers.

Our current or future indebtedness could adversely affect our business and financial condition and reduce the funds available to us for other purposes, and our failure to comply with the covenants contained in our senior secured credit facility could result in an event of default that could adversely affect our results of operations.

        As of December 31, 2014, our estimated total debt was $111.8 million. For the nine months ended September 30, 2014 our consolidated interest expense was $7.8 million. Our ability to make scheduled payments or to refinance our debt obligations and to fund our other liquidity needs depends on our financial and operating performance, which is subject to factors specific to our business, such as maintaining our agreements with our key clients, as well as prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot make assurances that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on our indebtedness and to fund our other liquidity needs. If our cash flows and capital resources are insufficient to fund our debt service obligations and allow us to maintain compliance with the financial covenants and other covenants under our senior secured credit facility or to fund our other liquidity needs, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness. We cannot ensure that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including our senior secured credit facility. If we cannot make scheduled payments on our debt, we will be in default and, as a result, our debt holders could declare all outstanding principal and interest to be due and payable, the lenders under our senior secured credit facility could terminate their commitments to lend us money and foreclose against the assets securing our borrowings and we could be forced into bankruptcy or liquidation.

        Our debt agreements contain, and any agreements to refinance our debt likely will contain, financial and restrictive covenants that limit our ability to incur additional debt, including to finance future operations or other capital needs, and to engage in other activities that we may believe are in our long-term best interests, including to dispose of or acquire assets or make capital expenditures. Our failure to comply with these covenants may result in an event of default, which, if not cured or waived, could accelerate the maturity of our indebtedness or result in modifications to our credit terms. In November 2014, we entered into an agreement amending the terms of our senior secured credit facility, particularly in light of the delays in awarding new RAC contracts, and in connection with the concurrent offering of our convertible senior notes and the proposed PHX acquisition we entered into a further amendment of our senior secured credit facility. If our indebtedness is accelerated, we may not have sufficient cash resources to satisfy our debt obligations and we may not be able to continue our operations as planned.

We face significant competition in connection with obtaining, retaining and performing under our existing client contracts, including our contracts with the Department of Education and CMS, and an inability to compete effectively in the future could harm our relationships with our clients, which would impact our ability to maintain our revenues and operating results.

        We operate in very competitive markets. In providing our services to the student loan and other receivables markets, we face competition from many other companies. Initially, we compete with these companies to be one of typically several firms engaged to provide recovery services to a particular client and, if we are successful in being engaged, we then face continuing competition from the client's other retained firms based on the client's benchmarking of the recovery rates of its several vendors. In addition, those recovery vendors who produce the highest recovery rates from a client often will be allocated additional placements and in some cases additional success fees. Accordingly, maintaining high levels of recovery performance, and doing so in a cost-effective manner, are important factors in our ability to maintain and grow our revenues and net income and the failure to achieve these objectives could harm our business, financial condition and results of operations. Some of our current and potential competitors in the markets in which we operate may have greater financial, marketing, technological or other resources than we do. The ability of any of our competitors and potential competitors to adopt new and effective technology to better serve our markets may allow them to gain market strength. Increasing levels of competition in the future may result in lower recovery fees, lower volumes of contracted recovery services or higher costs for resources. Any inability to compete effectively in the markets that we serve could adversely affect our business, financial condition and results of operations.

The U.S. federal government accounts for a significant portion of our revenues, and any loss of business from, or change in our relationship with, the U.S. federal government would result in a significant decrease in our revenues and operating results.

        We have historically derived and are likely to continue to derive a significant portion of our revenues from the U.S. federal government. For the nine months ended September 30, 2014, revenues under contracts with the U.S. federal government accounted for approximately 47.0% of our total revenues, compared to 48.0% for the year ended December 31, 2013. In addition, fees payable by the U.S. federal government are expected to become a larger percentage of our total revenues over the next several years as a result of legislation that has transferred responsibility for all new student loan origination to the Department of Education. The continuation and exercise of renewal options on existing government contracts and any new government contracts are, among other things, contingent upon the availability of adequate funding for the applicable federal government agency. Changes in federal government spending could directly affect our financial performance.

        For example, the Bipartisan Budget Act of 2013, which was signed into law by President Obama on December 26, 2013, reduced the compensation paid to GAs for the rehabilitation of student loans, effective July 1, 2014. This "revenue enhancement" measure reduced from 18.5% to 16.0% of the outstanding loan balance, the amount that GAs can charge borrowers when a rehabilitated loan is sold by the GA and eliminated entirely the GAs retention of 18.5% of the outstanding loan balance as a fee for rehabilitation services. The reduction in compensation the GAs receive resulted in a decrease of approximately 25.0% in the contingency fee percentage that we receive from the GAs for assisting in the rehabilitation of defaulted student loans. Further, in October 2014, the Department of Education announced a new fee structure with respect to payment for rehabilitated loans to provide a fixed fee of $1,710 payable for each loan that is rehabilitated in place of a recovery fee that historically had been based as a percentage of the balance of the rehabilitated loan. Although this change to a fixed fee structure will not take place until April 2015, had the new fixed fee structure been in place for 2014, we estimate that our overall student lending revenue would have decreased by approximately 13% for the nine months ended September 30, 2014 and by approximately $2.4 million in the third quarter of 2014, assuming no variation in our student loan placement volume in the periods. Any additional decrease in the student loan contingency fees would result in a further decrease of our revenues. Further, any amounts that we may be obligated to pay CMS under existing RAC contract as a result of CMS's recent offer to pay hospitals 68% of what they have billed Medicare to settle a backlog of pending appeals challenging Medicare's denials of reimbursement for certain types of short-term care could have a material negative impact our financial position and liquidity. The loss of business from the U.S. federal government, or significant policy changes or financial pressures within the agencies of the U.S. federal government that we serve would result in a significant decrease in our revenues, which would adversely affect our business, financial condition and results of operations.

Future legislative or regulatory changes affecting the markets in which we operate could impair our business and operations.

        The two principal markets in which we provide our recovery services, government-supported student loans and the Medicare program, are a subject of significant legislative and regulatory focus and we cannot anticipate how future changes in government policy may affect our business and operations. For example, the Student Aid and Fiscal Responsibility Act of 2009, or SAFRA, significantly changed the structure of the government-supported student loan market by assigning responsibility for all new government-supported student loan originations to the Department of Education, rather than originations by private institutions and backed by one of 30 government-supported GAs. This legislation, and any future changes in the legislation and regulations that govern these markets, may require us to adapt our business to the new circumstances and we may be unable to do so in a manner that does not adversely affect our business and operations.

Our business relationship with the Department of Education has accounted for a significant portion of our revenues and will take on increasing importance to our business as a result of SAFRA. Our failure to maintain this relationship would significantly decrease our revenues.

        While the majority of our historical revenues from the student loan market have come from our relationships with the GAs, as a result of SAFRA, the Department of Education will ultimately become the sole source of revenues in this market, although the GAs will continue to service their existing student loan portfolios for many years to come. As a result, over time, and assuming we are successful in entering into a new contract with the Department of Education under the current rebidding process, defaults on student loans originated by the Department of Education will predominate and our ability to maintain the revenues we had previously received from a number of GA clients will depend on our relationship with a single client, the Department of Education. While we have 25 years of experience in performing student loan recovery services for the Department of Education, we are one of 17 unrestricted recovery service providers on the current Department of Education contract. The Department of Education has announced that it expects to award new contracts in April of 2015, and that the number of recovery service providers under the new contracts is to be reduced from 17 to between eight and 12. If our relationship with the Department of Education terminates or deteriorates or if the Department of Education, ultimately as the sole holder of defaulted student loans, requires its contractors to agree to less favorable terms, our revenues would significantly decrease, and our business, financial condition and results of operations would be harmed.

We could lose clients as a result of consolidation among the GAs, which would decrease our revenues.

        As a result of SAFRA, which terminated the ability of the GAs to originate government-supported student loans, some have speculated that there may be consolidation among the 30 GAs. This speculation has heightened as a result of the reduction of fees that the GAs will receive for rehabilitating student loans as a result of the Bipartisan Budget Act of 2013. If GAs that are our clients are combined with GAs with whom we do not have a relationship, we could suffer a loss of business. We currently have relationships with 11 of the 30 GAs and two of our GA clients were each responsible for more than 10% of our total revenues for the nine months ended September 30, 2014 and 2013. The consolidation of our GA clients with others and the failure to provide recovery services to the consolidated entity could decrease our revenues, which could negatively impact our business, financial condition and results of operations.

Our results of operations may fluctuate on a quarterly or annual basis and cause volatility in the price of our stock.

        Our revenues and operating results could vary significantly from period-to-period and may fail to match our past performance because of a variety of factors, some of which are outside of our control. Any of these factors could cause the price of our common stock to fluctuate. Factors that could contribute to the variability of our operating results include:

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  the amount of defaulted student loans and other receivables that our clients place with us for recovery;

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  the timing of placements of student loans and other receivables which are entirely in the discretion of our clients;

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  the schedules of government agencies for awarding contracts including the impact of any protests or lawsuits filed in connection with the award of any such contracts;

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  our ability to successfully identify improper Medicare claims and the number and type of potentially improper claims that CMS authorizes us to pursue under our RAC contract;

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  the loss or gain of significant clients or changes in the contingency fee rates or other significant terms of our business arrangements with our significant clients;

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  technological and operational issues that may affect our clients and regulatory changes in the markets we service; and

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  general industry and macroeconomic conditions.

Downturns in domestic or global economic conditions and other macroeconomic factors could harm our business and results of operations.

        Various macroeconomic factors influence our business and results of operations. These include the volume of student loan originations in the United States, together with tuition costs and student enrollment rates, the default rate of student loan borrowers, which is impacted by domestic and global economic conditions, rates of unemployment and similar factors, and the growth in Medicare expenditures resulting from changes in healthcare costs. For example, during the global financial crisis beginning in 2008, the market for securitized student loan portfolios was disrupted, resulting in delays in the ability of some GA clients to resell rehabilitated student loans and, as a result, delays our ability to recognize revenues from these rehabilitated loans. Changes in the overall economy could lead to a reduction in overall recovery rates by our clients, which in turn could adversely affect our business, financial condition and results of operations.

We may not be able to manage our growth effectively and our results of operations could be negatively affected.

        Our business has expanded significantly, especially in recent years with the expansion of our services in the healthcare market, and we intend to maintain our focus on growth. However, our continued focus on growth and the expansion of our business may place additional demands on our management, operations and financial resources and will require us to incur additional expenses. We cannot be sure that we will be able to manage our growth effectively. In order to successfully manage our growth, our expenses will increase to recruit, train and manage additional qualified employees and subcontractors and to expand and enhance our administrative infrastructure and continue to improve our management, financial and information systems and controls. If we cannot manage our growth effectively, our expenses may increase and our results of operations could be negatively affected.

A failure of our operating systems or technology infrastructure, or those of our third-party vendors and subcontractors, could disrupt the operation of our business.

        A failure of our operating systems or technology infrastructure, or those of our third-party vendors and subcontractors, could disrupt our operations. Our operating systems and technology infrastructure are susceptible to damage or interruption from various causes, including acts of God and other natural disasters, power losses, computer systems failures, Internet and telecommunications or data network failures, operator error, computer viruses, losses of and corruption of data and similar events. The occurrence of any of these events could result in interruptions, delays or cessations in service to our clients, reduce the attractiveness of our recovery services to current or potential clients and adversely impact our financial condition and results of operations. While we have backup systems in many of our operating facilities, an extended outage of utility or network services may harm our ability to operate our business. Further, the situations we plan for and the amount of insurance coverage we maintain for losses as result of failures of our operating systems and infrastructure may not be adequate in any particular case.

If our security measures are breached or fail and unauthorized access is obtained to our clients' confidential data, our services may be perceived as insecure, the attractiveness of our recovery services to current or potential clients may be reduced, and we may incur significant liabilities.

        Our recovery services involve the storage and transmission of confidential information relating to our clients and their customers, including health, financial, credit, payment and other personal or confidential information. Although our data security procedures are designed to protect against unauthorized access to confidential information, our computer systems, software and networks may be vulnerable to unauthorized access and disclosure of our clients' confidential information. Further, we may not effectively adapt our security measures to evolving security risks, address the security and privacy concerns of existing or potential clients as they change over time, or be compliant with federal, state, and local laws and regulations with respect to securing confidential information. Unauthorized access to confidential information relating to our clients and their customers could lead to reputational damage which could deter our clients and potential clients from selecting our recovery services, or result in termination of contracts with those clients affected by any such breach, regulatory action, and claims against us.

        In the event of any unauthorized access to personal or other confidential information, we may be required to expend significant resources to investigate and remediate vulnerabilities in our security procedures, and we may be subject to fines, penalties, litigation costs, and financial losses that are either not insured against or not fully covered through any insurance maintained by us. If one or more of such failures in our security and privacy measures were to occur, our business, financial condition and results of operations could suffer.

Our business may be harmed if we lose members of our management team or other key employees.

        We are highly dependent on members of our management team and other key employees and our future success depends in part on our ability to retain these people. Our inability to continue to attract and retain members of our management team and other key employees could adversely affect our business, financial condition and results of operations.

The growth of our healthcare business will require us to hire and retain employees with specialized skills and failure to do so could harm our ability to grow our business.

        The growth of our healthcare business will depend in part on our ability to recruit, train and manage additional qualified employees. Our healthcare-related operations require us to hire registered nurses and experts in Medicare coding. Finding, attracting and retaining employees with these skills is a critical component of providing our healthcare-related recovery and audit services, and our inability to staff these operations appropriately represents a risk to our healthcare service offering and associated revenues. An inability to hire qualified personnel, particularly to serve our healthcare clients, may restrain the growth of our business.

We rely on subcontractors to provide services to our clients and the failure of subcontractors to perform as expected could harm our business operations and our relationships with our clients.

        We engage subcontractors to provide certain services to our clients. These subcontractors participate to varying degrees in our recovery activities with regards to all of the services we provide. While most of our subcontractors provide specific services to us, we engage one subcontractor to provide all of the audit and recovery services under our contract with CMS within a portion of our region. While we believe that we perform appropriate due diligence before we hire subcontractors, our subcontractors may not provide adequate service or otherwise comply with the terms set forth in their agreements. In the event a subcontractor provides deficient performance to one or more of our clients, any such client may reduce the volume of services we are providing under an existing contract or may terminate the relevant contract entirely and we may face claims for breach of contract. Any such disruption in our relations with our clients as a result of services provided by any of our subcontractors could adversely affect our revenues and operating results.

If our software vendors or utility and network providers fail to deliver or perform as expected our business operations could be adversely affected.

        Our recovery services depend in part on third-party providers, including software vendors and utility and network providers. Our ability to service our clients depends on these third-party providers meeting our expectations and contractual obligations in a timely and effective manner. Our business could be materially and adversely affected, and we might incur significant additional liabilities, if the services provided by these third-party providers do not meet our expectations or if they terminate or refuse to renew their relationships with us on similar contractual terms.

We are subject to extensive regulations regarding the use and disclosure of confidential personal information and failure to comply with these regulations could cause us to incur liabilities and expenses.

        We are subject to a wide array of federal and state laws and regulations regarding the use and disclosure of confidential personal information and security. For example, the federal Health Insurance Portability and Accountability Act of 1996, as amended, or HIPAA, and related state laws subject us to substantial restrictions and requirements with respect to the use and disclosure of the personal health information that we obtain in connection with our audit and recovery services under our contract with CMS and we must establish administrative, physical and technical safeguards to protect the confidentiality of this information. Similar protections extend to the type of personal financial and other information we acquire from our student loan, state tax and federal receivables clients. We are required to notify affected individuals and government agencies of data security breaches involving protected health and certain personally identifiable information. These laws and regulations also require that we develop, implement and maintain written, comprehensive information security programs containing safeguards that are appropriate to protect personally identifiable information or health information against unauthorized access, misuse, destruction or modification. Federal law generally does not preempt state law in the area of protection of personal information, and as a result we must also comply with state laws and regulations. Regulation of privacy, data use and security requires that we incur significant expenses, which could increase in the future as a result of additional regulations, all of which adversely affects our results of operations. Failure to comply with these laws and regulations can result in penalties and in some cases expose us to civil lawsuits.

Our student loan recovery business is subject to extensive regulation and consumer protection laws and our failure to comply with these regulations and laws may subject us to liability and result in significant costs.

        Our student loan recovery business is subject to regulation and oversight by various state and federal agencies, particularly in the area of consumer protection. The Fair Debt Collection Practices Act, or FDCPA, and related state laws provide specific guidelines that we must follow in communicating with holders of student loans and regulates the manner in which we can recover defaulted student loans. Some state attorney generals have been active in this area of consumer protection regulation. We are subject, and may be subject in the future, to inquiries and audits from state and federal regulators, as well as frequent litigation from private plaintiffs regarding compliance under the FDCPA and related state regulations. We are also subject to the Fair Credit Reporting Act, or FCRA, which regulates consumer credit reporting and may impose liability on us to the extent adverse credit information reported to a credit bureau is false or inaccurate. Our compliance with the FDCPA, FCRA and other federal and state regulations that affect our student loan recovery business may result in significant costs, including litigation costs. We may also become subject to regulations promulgated by the United States Consumer Financial Protection Bureau, or CFPB, which was established in July 2011 as part of the Dodd-Frank Act to, among other things, establish regulations regarding consumer financial protection laws. In addition, the CFPB has investigatory and enforcement authority with respect to whether persons are engaged in unlawful acts or practices in connection with the collection of consumer debts. On April 12, 2013, we received a Civil Investigative Demand, or a CID, from the CFPB requesting production of documents and answers to questions generally related to the Company's debt collection practices and procedures. The CFPB has not alleged a violation by us of any law or regulation. We responded to the CID, but have not been examined by the CFPB. In light of the possibility that the CFPB may issue interpretative regulations for the FDCPA, the issuance of such regulations could adversely affect our business and results of operations if we are not able to adapt our services and client relationships to meet any new regulatory structure that might be required.

        In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We will continue to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

        However, for as long as we remain an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies," including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an "emerging growth company."

        We will remain an "emerging growth company" for up to five years following our initial public offering in August 2012, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, our revenues exceed $1 billion, or we issue more than $1 billion in non-convertible debt in a three-year period, we would cease to be an "emerging growth company" as of the following December 31.

        As a result of disclosure of information as a public company, our business and financial condition have become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business operations and financial results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business operations and financial results. These factors could also make it more difficult for us to attract and retain qualified employees, executive officers and members of our board of directors.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of Sarbanes-Oxley would impair our ability to produce accurate and reliable financial statements, which would harm our stock price.

        We are subject to reporting obligations under Section 404 of the Sarbanes-Oxley Act that require us to include a management report on our internal control over financial reporting in our annual report, which contains management's assessment of the effectiveness of our internal control over financial reporting. These requirements first applied to our annual report on Form 10-K for the year ended December 31, 2013 and complying with these requirements can be difficult. For example, in June 2012, we determined that we had incorrectly accounted for our mandatorily redeemable preferred stock, which required audit adjusting entries for the three-year period ended December 31, 2011. Our failure to detect this error was deemed to be a deficiency in internal control and this deficiency was considered to be a material weakness. To address this situation, our independent registered public accounting firm recommended that the Company emphasize the importance of thoroughly researching all new accounting policies and revisiting accounting policies set for existing transactions when changes in the business or reporting requirements occur or are expected to occur. To prevent issues like these in the future, we have bolstered our technical accounting expertise and, where appropriate, engaged outside consultants with specialized knowledge.

        Our management may conclude that our internal control over our financial reporting is not effective. We have limited accounting personnel and other resources with which to address our internal controls and procedures. If we fail to timely achieve and maintain the adequacy of our internal control over financial reporting, we may not be able to produce reliable financial reports or help prevent fraud. Our failure to achieve and maintain effective internal control over financial reporting could prevent us from filing our periodic reports on a timely basis, which could result in the loss of investor confidence in the reliability of our financial statements, harm our business and negatively impact the trading price of our common stock.

        We are required to disclose changes made in our internal controls and procedures on a quarterly basis. However, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until such time that we are no longer an "emerging growth company" as defined in the JOBS Act, if we continue to take advantage of the exemptions contained in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future.

Litigation may result in substantial costs of defense, damages or settlement, any of which could subject us to significant costs and expenses.

        We are party to lawsuits in the normal course of business, particularly in connection with our student loan recovery services. For example, we are regularly subject to claims that we have violated the guidelines and procedures that must be followed under federal and state laws in communicating with consumer debtors. We may not ultimately prevail or otherwise be able to satisfactorily resolve any pending or future litigation, which may result in substantial costs of defense, damages or settlement. In the future, we may be required to alter our business practices or pay substantial damages or settlement costs as a result of litigation proceedings, which could adversely affect our business operations and results of operations.

We typically face a long period to implement a new contract which may cause us to incur expenses before we receive revenues from new client relationships.

        If we are successful in obtaining an engagement with a new client or a new contract with an existing client, we typically have a subsequent long implementation period in which the services are planned in detail and we integrate our technology, processes and resources with the client's operations. If we enter into a contract with a new client, we typically will not receive revenues until implementation is completed and work under the contract actually begins. Our clients may also experience delays in obtaining approvals or delays associated with technology or system implementations, such as the delays experienced with the implementation of our RAC contract with CMS due to an appeal by competitors who were unsuccessful in bidding on the contract. Because we generally begin to hire new employees to provide services to a new client once a contract is signed, we may incur significant expenses associated with these additional hires before we receive corresponding revenues under any such new contract. If we are not successful in maintaining contractual commitments after the expenses we incur during our typically long implementation cycle, our results of operations could be adversely affected.

If we are unable to adequately protect our proprietary technology, our competitive position could be harmed or we could be required to incur significant costs to enforce our rights.

        The success of our business depends in part upon our proprietary technology platform. We rely on a combination of copyright, patent, trademark, and trade secret laws, as well as on confidentiality procedures and non-compete agreements, to establish and protect our proprietary technology rights. The steps we have taken to deter misappropriation of our proprietary technology may be insufficient to protect our proprietary information. In particular, we may not be able to protect our trade secrets, know-how and other proprietary information adequately. Although we use reasonable efforts to protect this proprietary information and technology, our employees, consultants and other parties may unintentionally or willfully disclose our information or technology to competitors. Enforcing a claim that a third party illegally obtained and is using any of our proprietary information or technology is expensive and time consuming, and the outcome is unpredictable. We rely, in part, on non-disclosure, confidentiality and invention assignment agreements with our employees, consultants and other parties to protect our trade secrets, know-how and other intellectual property and proprietary information. These agreements may not be self-executing, or they may be breached and we may not have adequate remedies for such breach. Moreover, third parties may independently develop similar or equivalent proprietary information or otherwise gain access to our trade secrets, know-how and other proprietary information. Any infringement, misappropriation or other violation of our patents, trademarks, copyrights, trade secrets, or other intellectual property rights could adversely affect any competitive advantage we currently derive or may derive from our proprietary technology platform and we may incur significant costs associated with litigation that may be necessary to enforce our intellectual property rights.

Claims by others that we infringe their intellectual property could force us to incur significant costs or revise the way we conduct our business.

        Our competitors protect their proprietary rights by means of patents, trade secrets, copyrights, trademarks and other intellectual property. Any party asserting that we infringe, misappropriate or violate their intellectual property rights may force us to defend ourselves, and potentially our clients, against the alleged claim. These claims and any resulting lawsuit, if successful, could be time-consuming and expensive to defend, subject us to significant liability for damages or invalidation of our proprietary rights, prevent us from operating all or a portion of our business or force us to redesign our services or technology platform or cause an interruption or cessation of our business operations, any of which could adversely affect our business and operating results. In addition, any litigation relating to the infringement of intellectual property rights could harm our relationships with current and prospective clients. The risk of such claims and lawsuits could increase if we increase the size and scope of our services in our existing markets or expand into new markets.

We may make acquisitions that prove unsuccessful, strain or divert our resources and harm our results of operations and stock price.

        We may consider acquisitions of other companies in our industry or in new markets. We may not be able to successfully complete any such acquisition and, if completed, any such acquisition may fail to achieve the intended financial results. We may not be able to successfully integrate any acquired businesses with our own and we may be unable to maintain our standards, controls and policies. Further, acquisitions may place additional constraints on our resources by diverting the attention of our management from other business concerns. Moreover, any acquisition may result in a potentially dilutive issuance of equity securities, the incurrence of additional debt and amortization of expenses related to intangible assets, all of which could adversely affect our results of operations and stock price.

Risks Related to Our Common Stock

The price of our common stock could be volatile, and you may not be able to sell your shares at or above the public offering price.

        Since our initial public offering in August 2012, the price of our common stock, as reported by The NASDAQ Global Select Market, has ranged from a low sales price of $5.50 on January 21, 2015 to a high sales price of $14.09 on March 4, 2013. The trading price of our common stock may be significantly affected by various factors, including: quarterly fluctuations in our operating results; the financial projections we may provide to the public, any changes in those projections or our failure to meet those projections; changes in investors' and analysts' perception of the business risks and conditions of our business; our ability to meet the earnings estimates and other performance expectations of financial analysts or investors; unfavorable commentary or downgrades of our stock by equity research analysts; termination of lock-up agreements or other restrictions on the ability of our existing stockholders to sell their shares after this offering; changes in our capital structure, such as future issuances of debt or equity securities; lawsuits threatened or filed against us; strategic actions by us or our competitors, such as acquisitions or restructurings; new legislation or regulatory actions; changes in our relationship with any of our significant clients; fluctuations in the stock prices of our peer companies or in stock markets in general; and general economic conditions.

Future sales, or the perception of future sales, of our common stock may lower our stock price.

        If our existing stockholders sell a large number of shares of our common stock following this offering, the market price of our common stock could decline significantly. In addition, the perception in the public market that our existing stockholders might sell shares of common stock could depress the market price of our common stock, regardless of the actual plans of our existing stockholders.

Our significant stockholders have the ability to influence significant corporate activities and our significant stockholders' interests may not coincide with yours.

        Parthenon Capital Partners and Invesco Ltd. beneficially owned approximately 27.4% and 19.9% of our common stock, respectively, as of December 31, 2014. As a result of their ownership, Parthenon Capital Partners and Invesco Ltd. have the ability to influence the outcome of matters submitted to a vote of stockholders and, through our board of directors, the ability to influence decision-making with respect to our business direction and policies. Parthenon Capital Partners and Invesco Ltd. may have interests different from our other stockholders' interests, and may vote in a manner adverse to those interests. Matters over which Parthenon Capital Partners and Invesco Ltd. can, directly or indirectly, exercise influence include:

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  the election of our board of directors and the appointment and removal of our officers;

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  mergers and other business combination transactions, including proposed transactions that would result in our stockholders receiving a premium price for their shares;

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  other acquisitions or dispositions of businesses or assets;

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  incurrence of indebtedness and the issuance of equity securities;

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  repurchase of stock and payment of dividends; and

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  the issuance of shares to management under our equity incentive plans.

        In addition, Parthenon Capital Partners has a contractual right to designate a number of directors proportionate to its stock ownership. Further, under our amended and restated certificate of incorporation, Parthenon Capital Partners does not have any obligation to present to us, and Parthenon

Capital Partners may separately pursue, corporate opportunities of which it becomes aware, even if those opportunities are ones that we would have pursued if granted the opportunity.

Anti-takeover provisions contained in our certificate of incorporation and bylaws could impair a takeover attempt that our stockholders may find beneficial.

        Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our board of directors. Our corporate governance documents include the following provisions: establishing a classified board of directors so that not all members of our board are elected at one time; providing that directors may be removed by stockholders only for cause; authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock; limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting; limiting our ability to engage in certain business combinations with any "interested stockholder," other than Parthenon Capital Partners, for a three-year period following the time that the stockholder became an interested stockholder; requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors; requiring a super majority vote for certain amendments to our amended and restated certificate of incorporation and amended and restated bylaws; and limiting the determination of the number of directors on our board of directors and the filling of vacancies or newly created seats on the board to our board of directors then in office. These provisions, alone or together, could have the effect of delaying or deterring a change in control, could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Because we do not intend to pay cash dividends in the foreseeable future, you may not receive any return on investment unless you are able to sell your common stock for a price greater than your purchase price.

        For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. In addition, our ability to pay dividends is subject to restrictive covenants contained in our senior secured credit facility. As a result, you may not receive any return on investment unless you are able to sell your common stock for a price greater than your purchase price.

THE PHX ACQUISITION

        The following summary describes material provisions of the merger agreement. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, a copy of which is included as an exhibit to our Current Report on Form 8-K filed with the SEC on January 28, 2015, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

        The merger agreement and the following summary have been included to provide you with information regarding the terms of the merger agreement. The representations and warranties contained in the merger agreement are not intended to be a source of business or operational information about us or PHX as such representations and warranties are made as of a specified date, are tools used to allocate risk between the parties, are subject to contractual standards of knowledge and materiality and are modified or qualified by information contained in our public filings and in the disclosure schedules exchanged by the parties. Business and operational information regarding us and PHX can be found elsewhere in this prospectus supplement, our Current Report on Form 8-K filed with the SEC on January 28, 2015, and, with respect to us, in the other public documents that we file with the SEC. See "Where You Can Find More Information."

Summary of PHX Acquisition

        On January 28, 2015, we entered into a merger agreement with PHX under which we agreed to acquire all of PHX's outstanding capital stock through a merger of a wholly owned subsidiary of ours with PHX. Following the acquisition, PHX will be our wholly-owned subsidiary. We refer to this transaction as the PHX acquisition. Prior to the closing of the PHX acquisition, PHX will spin-off its subsidiary, Pay-Plus Solutions, Inc., which operates a separate business which we are not acquiring. Consideration for the PHX acquisition consists of $108.0 million in cash, subject to certain adjustments contemplated by the merger agreement, and $22.0 million of our common stock. The shares of common stock issued in connection with the merger will be issued to the three largest stockholders of PHX, including the Chief Executive Officer, the Chief Operating Officer and an affiliate of Edison Venture Partners, in exchange for a portion of their shares of PHX. These shares will be subject to restrictions on sale ranging from six months to approximately two years after the closing of the PHX acquisition. In addition, we have agreed to pay to PHX's stockholders an earnout payment of up to an additional $19.1 million in cash contingent on PHX, on a stand-alone pro forma basis, generating specified levels of revenue for the year ending December 31, 2015. PHX's achievement of the pro forma revenue targets described in the merger agreement would represent meaningful revenue growth over PHX's pro forma revenues for the year ended December 31, 2014. If the pro forma revenue targets are not met, there will be no such additional payments.

        Our board of directors has approved and adopted the merger agreement. The PHX acquisition is not subject to approval by our stockholders. The merger agreement has also been approved and adopted by the board of directors and stockholders of PHX.

        The following transactions are expected to occur prior to the consummation of the PHX acquisition:

  •
  our completion of the sales of shares of our common stock pursuant to this offering and sale of our convertible senior notes pursuant to the concurrent offering of our convertible senior notes;

  •
  PHX will spin-off Pay-Plus, one of its subsidiaries whose business is operated separately from the business of PHX that we have agreed to acquire; and

  •
  our senior secured credit facility will be amended, among other things, in order to permit the PHX acquisition and the offering and sale of the convertible senior notes.

        The net proceeds from this offering of common stock and the concurrent offering of our convertible senior notes will be used to fund the cash consideration payable pursuant to the merger agreement including, the deposit into escrow of $13.0 million related to potential earnout payments to PHX stockholders and to pay related transaction fees and expenses and for other purposes described herein. See "Use of Proceeds."

Contingent Consideration

Earn Out

        In connection with the acquisition of PHX, we have agreed to pay additional consideration in the form of a cash earnout of up to $19.1 million. The earnout is payable based on the achievement of certain targets for the revenue of PHX for the full year ending December 31, 2015. No earnout payment is due if PHX's pro forma revenues for the full year ending December 31, 2015 are less than $64.0 million. The earnout payment is approximately $6.9 million based on pro forma revenue of $64.0 million, gradually increasing in amount based on pro forma revenues in excess of $64.0 million. The earnout payment is capped at $19.1 million once PHX's pro forma revenues reach $78.2 million. At the closing of the PHX acquisition, we will deposit $13.0 million into escrow to partially secure our obligation to make the earnout payment to PHX's stockholders. If our earnout payment obligation is less than the amount on deposit, the excess will be refunded to us.

Escrow

        From the total consideration payable by us at the effective time of the merger, $13.0 million (less the pro rata portion allocable to any dissenting shares) will be deposited into an escrow account to secure PHX's compliance with the representations, warranties, covenants and special indemnities in favor of us under the merger agreement. The indemnification escrow will remain in existence for 15 months after the PHX acquisition, except that amounts that are the subject of pending claims by us will remain in escrow until the resolution of such claims.

Conditions to the Completion of the PHX Acquisition

        Each party's obligation to consummate the PHX acquisition is subject to the satisfaction or waiver of customary closing conditions, including the absence of injunction or the enactment of any law that would make the merger illegal. Conditions related to compliance with premerger antitrust approval and the approval of the merger by PHX's stockholders have been satisfied.

        Our obligation to consummate the PHX acquisition is subject to the satisfaction or waiver of certain conditions including:

  •
  The accuracy in all material respects of the representations and warranties of PHX contained in the merger agreement.

  •
  PHX's compliance, in all material respects, with its obligations under the merger agreement.

  •
  There shall not have been any event or occurrence that has a material adverse effect on PHX's business.

  •
  Holders of not more than 5% of the shares of PHX's outstanding common stock have exercised the statutory appraisal rights with respect to their common stock immediately prior to the closing.

  •
  Agreements related to employee retention, general releases, share lock-ups, and non-competition shall be in full force and effect.

  •
  The Pay-Plus spin-off shall have been consummated.

  •
  We shall have completed the offering and sale of shares of our common stock pursuant to this offering and the convertible senior notes pursuant to our concurrent convertible notes offering.

        PHX's obligation to consummate the PHX acquisition is subject to the satisfaction or waiver of the following conditions:

  •
  The accuracy in all material respects of our representations and warranties contained in the merger agreement.

  •
  We shall have complied in all material respects with our obligations under the merger agreement.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time before the effective time of the PHX acquisition by the mutual written consent of us and PHX, and under the following circumstances:

  •
  By either party if the PHX acquisition is not consummated by February 12, 2015 (provided that the right to terminate the merger agreement will not be available to a party whose breach of a representation, warranty, covenant or agreement caused the failure of the PHX acquisition to be consummated by such date).

  •
  By either party if a permanent injunction or other order which is final and non-appealable is issued preventing or prohibiting the consummation of the PHX acquisition.

  •
  By either party if there is a breach of any representation, warranty, covenant or agreement in the merger agreement by the other party, or any of the other party's representations or warranties becomes untrue after the date of the merger agreement, that would cause a closing condition to fail to occur, and such breach has not been cured within 30 days after notice to the breaching party.

 USE OF PROCEEDS

        We estimate that our net proceeds from the sale of                shares of our common stock in this offering will be approximately $             million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds from this offering will be approximately $             million upon completion of this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        We intend to use all of the net proceeds from this offering of common stock, along with the net proceeds from the concurrent offering of our convertible senior notes (expected to collectively generate approximately $             million in net proceeds) to fund the cash consideration payable at the closing of the PHX acquisition, which we estimate at $113.9 million in cash, subject to certain adjustments contemplated by the merger agreement, and to fund a $13.0 million escrow deposit related to future potential earnout payments under the PHX merger agreement. See "The PHX Acquisition—Summary of the PHX Acquisition—Contingent Consideration."

        This offering is not conditioned upon the completion of the PHX acquisition and there can be no assurance that the PHX acquisition will be completed. If the PHX acquisition is not completed, then pursuant to the terms of our senior secured credit facility, we are required to apply all of the net proceeds from the sale of the shares pursuant to this offering and the concurrent offering of our convertible senior notes and, if necessary, other cash on hand, to repay in full all of our outstanding obligations under our senior secured credit facility. As of December 31, 2014, the estimated aggregate principal amount outstanding under our senior secured credit facility was $111.8 million and the interest rates for the term A loan and term B loan were 6.75% and 7.25%, respectively. The term A loan matures on March 19, 2017 and the term B loan matures on March 19, 2018.

        Pending the use of the net proceeds from this offering as described above, we plan to invest the net proceeds of this offering in capital preservation investments, including short-term marketable securities.

 CAPITALIZATION

        The table below sets forth our cash and cash equivalents and capitalization as of September 30, 2014:

  •
  on an actual basis;

  •
  on an as adjusted basis to give effect to the sale and issuance of $50.0 million of shares our common stock pursuant to this offering at an assumed public offering price of $5.90 per share, the last reported sale price of our common stock on The NASDAQ Global Select Market on January 27, 2015, and the sale and issuance of an assumed $80.0 million aggregate principal amount of our convertible senior notes pursuant to our concurrent convertible notes offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the repayment of $10.0 million in principal amount of our outstanding term loans as required by the third amendment to our senior secured credit facility; and

  •
  on a pro forma as adjusted basis to give effect to (1) the sale and issuance of $50.0 million of shares our common stock pursuant to this offering at an assumed public offering price of $5.90 per share, the last reported sale price of our common stock on The NASDAQ Global Select Market on January 27, 2015, and the sale and issuance of an assumed $80.0 million of aggregate principal amount of our convertible senior notes pursuant to our concurrent convertible notes offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the repayment of $10.0 million in principal amount of our outstanding term loans, which repayment shall be applied ratably to the term A loans and term B loans in inverse order for both loans, respectively, as required by the third amendment to our senior secured credit facility and (2) the acquisition of PHX for cash and shares of our common stock, including the deposit into escrow of $13.0 million as part of a potential additional cash payment of up to $19.1 million contingent upon PHX generating specified levels of revenue during 2015.

        The as adjusted and pro forma as adjusted data in the following table assumes the transactions referred to above had been completed as of September 30, 2014 on the terms and in accordance with the assumptions set forth under "Unaudited Pro Forma Condensed Combined Financial Information" included elsewhere in this prospectus supplement. You should read this table together with "Use of Proceeds," which appears elsewhere in this prospectus supplement, as well as our "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Report on Form 10-Q

for the quarter ended September 30, 2014 and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2014
	Actual	As Adjusted		Pro Forma as Adjusted
	(unaudited, in thousands, except per share amounts)
Cash and cash equivalents	$84,970	$198,660		$88,801

Debt:
Convertible Senior Notes(1)	$—	$66,470	(1)	$66,470	(1)
Revolving Credit Facility	—
Term A Loan	28,532	25,870		25,870
Term B Loan	85,898	78,380		78,380

Total Debt	114,250	170,720		170,720
Stockholders' equity:
Common stock, $.0001 par value. 500,000,000 shares authorized, 49,324 shares issued and outstanding actual; 57,799 shares issued and outstanding as adjusted and pro forma as adjusted	5	5		5
Preferred stock, $.0001 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—		—
Additional paid-in capital(1)(2)(3)	56,096	109,049		131,049
Retained earnings	36,217	36,217		34,117

Total stockholders' equity	92,318	145,271		165,171

Total capitalization	$206,568	$315,991		$335,891

(1)
In accordance with ASC 470-20, a convertible debt instrument that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer's non-convertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and such amounts reflect the approximate liability component net of the debt discount that is recognized in equity.

(3)
Additional paid-in capital as adjusted reflects the addition of the convertible debt equity component of $10,769 before equity issuance costs of $430 and the equity impact of the associated deferred tax liability of $4,267.

(4)
Additional paid-in-capital as adjusted reflects the sale of shares of common stock in this offering with gross proceeds of $50 million before estimated underwriter discounts and concession of $2.7 million and estimated offering expenses of $0.4 million.

        The information in the table above assumes no exercise of the underwriters' option to purchase additional shares of common stock, or, in the concurrent offering of our convertible senior notes, additional convertible notes.

 DIVIDEND POLICY

        Our ability to pay dividends is subject to restrictive covenants contained in our senior secured credit facility. Our board of directors does not currently intend to pay regular dividends on our common stock.

COMMON STOCK PRICE RANGE

        Our common stock originally began trading on The NASDAQ Global Market under the symbol "PFMT" on August 15, 2012. Prior to that, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported on The NASDAQ Global Select Market.

	High	Low
Year ending December 31, 2015
First Quarter (through January 27, 2015)	$6.69	$5.50
Year ended December 31, 2014
Fourth Quarter	$9.02	$5.95
Third Quarter	10.97	8.04
Second Quarter	10.32	8.10
First Quarter	11.56	7.11
Year ended December 31, 2013
Fourth Quarter	$11.02	$9.26
Third Quarter	12.01	10.27
Second Quarter	13.26	9.25
First Quarter	14.09	10.06
Year ended December 31, 2012
Fourth Quarter	$11.84	$7.55
Third Quarter (beginning August 10, 2012)	12.18	9.20

        The last reported sales price for our common stock on January 27, 2015 is set forth on the cover page of this prospectus supplement. As of December 31, 2014, there were approximately 10 holders of record of our common stock.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The following sets forth certain unaudited pro forma condensed combined financial data giving effect to (i) the completion of the Pay-Plus spin-off prior to completion of the PHX acquisition and (ii) our completion of the PHX acquisition, including the sale of shares of our common stock and concurrent sale and issuance of our convertible senior notes to finance the acquisition consideration. The PHX acquisition is expected to close in February 2015, subject to various contingencies, including the sale and issuance of shares of our common stock and concurrent sale and issuance of our convertible senior notes to fund the cash portion of the acquisition consideration. The Pay-Plus spin-off will be completed by PHX prior to the closing of the PHX acquisition.

        The unaudited pro forma condensed combined financial data set forth below has been presented for informational purposes only. The unaudited pro forma condensed combined financial data set forth below is not necessarily indicative of what our financial position or results of operations actually would have been had PHX completed the Pay-Plus spin-off and had the PHX acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial data does not purport to project the future financial position or operating results of the combined company. There were no transactions between us and PHX during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

        The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014 and for the year ended December 31, 2013 assumes that the Pay-Plus spin-off and the PHX acquisition took place on January 1, 2013. Our unaudited condensed consolidated statement of operations for the nine months ended September 30, 2014 has been combined with PHX's unaudited consolidated statement of operations for this period after giving pro forma effect to the Pay-Plus spin-off. Our condensed consolidated statement of operations derived from audited financial statements for the year ended December 31, 2013 has been combined with PHX's audited consolidated statement of operations for this period after giving pro forma effect to the Pay-Plus spin-off.

        The unaudited pro forma condensed combined balance sheet as of September 30, 2014 assumes that the Pay-Plus spin-off and the PHX acquisition took place on September 30, 2014 and combines our September 30, 2014 unaudited condensed consolidated balance sheet with PHX's September 30, 2014 unaudited consolidated balance sheet after giving pro forma effect to the Pay-Plus spin-off.

        The historical consolidated financial data of PHX has been adjusted in the unaudited pro forma consolidated financial data of PHX to give effect to pro forma events that are (1) directly attributable to the Pay-Plus spin-off, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on PHX. Our historical consolidated financial data has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the PHX acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined financial data should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined information set forth below. In addition, the unaudited pro forma consolidated financial data was based on and should be read in conjunction with our historical consolidated financial statements and accompanying notes and those of PHX for the applicable periods which are incorporated by reference in this prospectus supplement.

        The unaudited pro forma condensed combined financial data has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP, which are subject to change and interpretation. We have been treated as the acquiror in the PHX acquisition for accounting purposes. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial data. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company's future results of operations and financial position.

        The unaudited pro forma condensed combined financial data does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the PHX acquisition, the costs to combine our operations with those of PHX or the costs necessary to achieve any of the foregoing cost savings, operating synergies and revenue enhancements. The unaudited pro forma condensed combined financial data also reflects the convertible senior notes and common stock contemplated to be issued in connection with the PHX acquisition.

Performant Financial Corporation and Premier Healthcare Exchange, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2014
(In thousands, except per share amounts)

	Historical		Pro Forma Adjustments Pay-Plus Spin-off		Pro Forma Adjustments PHX Acquisition
				Pro Forma PHX				Pro Forma Combined
	Performant	PHX
Revenues	$155,683	$68,388	$(27,668)	$40,720	$			$196,403
Operating expenses:
Salaries and benefits	71,236	17,401	(4,291)	13,110				84,346
Other operating expenses	56,304	32,280	(13,781)	18,499		5,684	A	80,487

Total operating expenses	127,540	49,681	(18,072)	31,609		5,684		164,833

Income from operations	28,143	18,707	(9,596)	9,111		(5,684)		31,570
Interest expense	(7,765)	(82)		(82)		(4,434)	B,C	(12,281)
Interest income		6		6				6

Income before provision for income taxes	20,378	18,631	(9,596)	9,035		(10,118)		19,295
Provision for income taxes	8,599	7,459	(3,833)	3,626		(4,009)	D	8,216

Net income	$11,779	$11,172	$(5,763)	$5,409		$(6,109)		$11,079

Net income per share
Basic	$0.24							$.18

Diluted	$0.24							$.18	F

Weighted average shares
Basic	48,641					12,204	E	60,825

Diluted	49,758					12,204	E	61,962

        See the accompanying notes to the unaudited pro forma condensed combined financial data, which are an integral part of these statements. The pro forma adjustments are explained in Note 5—Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations.

 Performant Financial Corporation and Premier Healthcare Exchange, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2013
(In thousands, except per share amounts)

	Historical		Pro Forma Adjustments Pay-Plus Spin-off		Pro Forma Adjustments PHX Acquisition
				Pro Forma PHX				Pro Forma Combined
	Performant	PHX
Revenues	$255,302	$52,664	$(9,893)	$42,771	$			$298,073
Operating expenses:
Salaries and benefits	96,762	17,962	(2,757)	15,205				111,967
Other operating expenses	85,671	26,291	(5,489)	20,802		7,579	A	114,052

Total operating expenses	182,433	44,253	(8,246)	36,007		7,579		226,019

Income from operations	72,869	8,411	(1,647)	6,764		(7,579)		72,054
Interest expense	(11,564)	(157)		(157)		(5,860)	B,C	(17,581)
Interest income	1	5		5				6

Income before provision for income taxes	61,306	8,259	(1,647)	6,612		(13,439)		54,479
Provision for income taxes	24,967	3,345	(662)	2,683		(5,325)	D	22,325

Net income	$36,339	$4,914	$(985)	$3,929		$(8,114)		$32,154

Net income per share
Basic	$0.77							$0.54

Diluted	$0.74							$0.49	F

Weighted average shares
Basic	47,492					12,204	E	59,696

Diluted	49,386					12,204	E	72,889	F

        See the accompanying notes to the unaudited pro forma condensed combined financial data, which are an integral part of these statements. The pro forma adjustments are explained in Note 5—Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations.

Performant Financial Corporation and Premier Healthcare Exchange, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2014
(In thousands, except per share amounts)

	Historical		Pro Forma Adjustments Pay-Plus Spin-off			Pro Forma Adjustments PHX Acquisition
					Pro Forma PHX			Pro Forma Combined
	Performant	PHX
Assets
Current assets:
Cash and cash equivalents	$84,970	$17,274		$(5,788)	$11,486	$(7,655)	A	$88,801
Restricted cash (merger escrow)						13,000	A	13,000
Trading securities		1,602			1,602			1,602
Trade accounts receivable, net	16,654	6,683		(1,400)	5,283			21,937
Deferred income taxes	7,186	1,047		95	1,142			8,328
Prepaid expenses and other current assets	12,262	1,906		(237)	1,669			13,931
Income tax receivable	3,056	169		(113)	56			3,112
Debt issuance costs, current portion	1,004							1,004

Total current assets	125,132	28,681		(7,443)	21,238	5,345		151,715
Property, equipment, and leasehold improvements, net	26,681	2,165		(583)	1,582			28,263
Identifiable intangible assets, net	29,715	1,948		(49)	1,899	62,209	B	93,823
Goodwill	81,572	4,537			4,537	97,730	C	183,839
Debt issuance costs	2,045					2,761	D	4,806
Other assets	233	269		(9)	260			493

Total assets	$265,378	$37,600		$(8,084)	$29,516	$168,045		$462,939

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of notes payable	$8,939	$1,167	$		$1,167	$(1,167)	E	$8,939
Current portion of capital lease obligations		109			109	(109)	E
Accrued salaries and benefits	6,883	2,335		(422)	1,913	767	E	9,563
Accounts payable	2,442	2,044		(567)	1,477	2,100	F	6,019
Other current liabilities	5,167	7,807		(3,510)	4,297	1,001	E	10,465
Income taxes payable		277		(277)		11,112	G	11,112
Deferred revenue		716		(106)	610	(410)		200
Estimated liability for appeals	17,216							17,216
Net payable to client	13,987							13,987

Total current liabilities	54,634	14,455		(4,882)	9,573	13,294		77,501
Due to related party				2,468	2,468	(2,468)	H
Notes payable, net of current portion	105,311	583			583	(10,583)	I	95,311
Capital lease obligations, less current portion		124			124	(124)
Convertible debt						69,231	J	69,231
Earn-out payable						13,100	K	13,100
Deferred income taxes	10,976	632		(144)	488	29,022	L	40,486
Other liabilities	2,139							2,139

Total liabilities	$173,060	$15,794		$(2,558)	$13,236	$111,472		$297,768
Stockholders' equity:
Series A Convertible Preferred Stock		3,145			3,145	(3,145)	M
Common stock	5							5
Additional paid-in capital	56,096	811		(6)	805	74,148	N	131,049
Retained earnings	36,217	17,850		(5,520)	12,330	(14,430)	O	34,117

Total stockholders' equity	92,318	21,806		(5,526)	16,280	56,573		165,171

Total liabilities and stockholders' equity	$265,378	$37,600		$(8,084)	$29,516	$168,045		$462,939

        See the accompanying notes to the unaudited pro forma condensed combined financial data, which are an integral part of these statements. The pro forma adjustments are explained in Note 6—Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.

1.     Description of Transaction

The PHX Acquisition

        On January 28, 2015, we entered into a merger agreement with PHX, pursuant to which we agreed to acquire all of PHX's outstanding equity interests through a merger of our wholly-owned subsidiary with PHX. Following the merger, PHX will be our wholly owned subsidiary. Prior to the closing of the PHX acquisition, PHX will spin-off its subsidiary, Pay-Plus Solutions, Inc., or Pay-Plus, which operates a separate business that we are not acquiring. In addition, PHX's wholly-owned subsidiary, Premier Healthcare Exchange West, Inc. will remain as a wholly-owned subsidiary of PHX after the PHX acquisition. Consideration for the PHX acquisition consists of $108.0 million in cash, subject to certain adjustments contemplated by the merger agreement, and $22.0 million of our common stock. In addition, we have agreed to pay to PHX's stockholders an earnout payment of up to $19.1 million in cash contingent on PHX, on a stand-alone basis, generating specified levels of revenue for the year ending December 31, 2015. At the closing of the merger, Performant will deposit $13.0 million into escrow to partially secure its obligations with respect to the earnout. For purposes of the unaudited pro forma condensed financial data, we estimate that the total consideration to be paid in connection with the PHX acquisition will be approximately $149.0 million, consisting of approximately $113.9 million in cash, including an approximately $5.9 million positive working capital adjustment, $22.0 million in shares of our common stock and an approximately $13.1 million earnout payment, which Performant estimates is the fair value of the earnout described above.

Convertible Senior Notes

        To finance a portion of the acquisition consideration, we expect to sell and issue an assumed $80.0 million aggregate principal amount of convertible senior notes. Solely for purposes of the unaudited pro forma condensed combined financial data, it has been assumed that the convertible senior notes will accrue interest at a rate equal to 4.0% per year, payable semi-annually, and mature on February 15, 2020, the maturity date. If the coupon is 50 basis points lower or higher (i.e., 3.5% or 4.5%) then our interest payable under the notes for the year ended December 31, 2013 and the nine-month period ended September 30, 2014 would have decreased or increased, as the case may be, by $400,000 and $300,000, respectively. Prior to August 15, 2019, the convertible senior notes will be convertible only during certain periods and subject to certain circumstances. The convertible senior notes will be convertible at any time on or after August 15, 2019 until the second scheduled trading day immediately prior to the maturity date of the notes. Upon conversion of a convertible senior note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock together with a cash payment in lieu of delivering any fractional shares, at our election. The initial conversion rate will be determined in connection with the offering of such convertible senior notes. The conversion rate will be subject to adjustment upon the occurrence of certain events. We cannot redeem the convertible senior notes prior to the maturity date.

        If we undergo a fundamental change, subject to certain conditions, holders may require us to repurchase for cash all or part of their convertible senior notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.

Common Stock

        To finance a portion of the acquisition consideration, we expect to sell and issue an assumed $50 million of shares of our common stock. Solely for purposes of the unaudited pro forma condensed combined financial data, it has been assumed that the per share price of the common stock will be $5.90 per share (based on the closing price on January 27, 2015), with gross proceeds of $46.9 million after estimated underwriting discounts and commissions and offering expenses of approximately $3.1 million.

        We intend to use all of the net proceeds from this offering of common stock and concurrent offering of convertible senior notes to fund the initial cash consideration payable in connection with the PHX acquisition, which we estimate at $113.9 million, and to fund a $13.0 million escrow deposit related to future potential earnout payments under the PHX merger agreement. See "The PHX Acquisition—Summary of the PHX Acquisition—Contingent Consideration."

        Neither this offering of common stock nor the concurrent offering of convertible senior notes are conditioned upon the completion of the PHX acquisition and there can be no assurance that the PHX acquisition will be completed. If the PHX acquisition is not completed, then pursuant to the terms of our senior secured credit facility, we are required to apply all of the net proceeds from the sale of shares of our common stock pursuant to this offering and the sale of our convertible senior notes in our concurrent convertible notes offering and, if necessary, other cash on hand, to repay in full all of our outstanding obligations under our senior secured credit facility.

2.     Basis of Presentation

        In connection with the PHX acquisition, PHX will spin off its wholly-owned subsidiary, Pay-Plus Solutions, Inc., or Pay-Plus, pursuant to a Distribution and Separation Agreement entered into on January 28, 2015. Accordingly, we have presented historical financial statements of PHX consolidating Pay-Plus together with a pro forma adjustment giving effect to the Pay-Plus spin-off. The unaudited pro forma condensed combined financial data was prepared using the acquisition method of accounting and was based on our historical financial statements and those of PHX. We are not currently aware of any significant accounting policy differences between us and PHX, but as further information becomes available such policy differences may be identified and could result in significant differences from the unaudited condensed combined pro forma financial statements. Certain amounts on the PHX statement of income have been reclassified to conform to our statement of operations presentation.

        The acquisition method of accounting is based on Accounting Standards Codification ("ASC") Topic 805, Business Combinations, which uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures.

        ASC Topic 805 requires, among other things, that assets and liabilities acquired be recognized at their fair values as of the acquisition date. Our financial statements issued after completion of the PHX acquisition will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements. In addition, ASC Topic 805 establishes that the consideration transferred be measured at the closing date of the PHX acquisition at the then-current fair value, which will likely result in acquisition consideration that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

        ASC Topic 820 defines the term "fair value" and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to us in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, we may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect our intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

        Under ASC 805, acquisition-related transaction costs (such as advisory, legal, valuation, other professional fees) are not included as a component of acquisition consideration and are excluded from the unaudited pro forma condensed combined statements of operations. Such costs will be expensed in the historical statements of operations in the periods incurred. We expect to incur total acquisition-related transaction costs of approximately $2.1 million and PHX expects to incur total acquisition-related transaction costs of approximately $0.5 million, for a total of $2.6 million, with an estimated after-tax impact on net income of $1.6 million. As discussed in Note 6, the liabilities related to these costs have been included in the unaudited pro forma condensed combined balance sheet as of September 30, 2014.

3.     Estimate of Consideration Expected to be Transferred

        The following is a preliminary estimate of consideration expected to be transferred to effect the PHX acquisition:

Estimated Acquisition Consideration	(in thousands)
Cash at Closing	$108,000
Common Stock	22,000
Preliminary Estimate of Present Value of Earnout	13,100
Net working capital adjustment	5,896

Estimated purchase price consideration	$149,086

4.     Estimate of Assets to be Acquired and Liabilities to be Assumed

        The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by us in the acquisition, reconciled to the estimate of consideration expected to be transferred:

Estimate of Assets Acquired and Liabilities Assumed	(in thousands)
Financial assets	$18,729
Trade accounts receivable	5,283
Deferred income taxes	1,142
Other assets	1,985
Property, equipment, and leasehold improvements, net	1,582
Accounts payable	(1,477)
Accrued salaries and benefits	(2,680)
Other current liabilities	(5,498)
Income taxes payable	(11,112)
Deferred tax liability	(488)

Estimated recognized value of assets acquired and liabilities assumed as of September 30, 2014	7,466

Adjustments:
Identifiable intangible assets	64,108
Deferred tax liability	(24,755)
Goodwill	102,267

Net assets acquired	$149,086

        The preliminary valuation of assets acquired and liabilities assumed for the purposes of these unaudited pro forma condensed combined financial statements was primarily limited to the identification and valuation of intangible assets. We believe this was an appropriate approach based on a review of similar acquisitions, which indicated that the most significant and material portion of the purchase price would be allocated to identifiable intangible assets. We will continue to refine our identification and valuation of assets to be acquired and the liabilities to be assumed as further information becomes available. The goodwill recognized represents the excess of acquisition consideration over the estimated value of the net assets to be acquired.

        The following is a discussion of the adjustments made to PHX's assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements:

Identifiable Intangible Assets

        At the PHX acquisition date, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents their highest and best use. Based on internal assessments as well as discussions with PHX, we identified the following significant intangible assets: customer relationships, developed technology, trademarks & trade name, and covenants not to compete. For purposes of these unaudited pro forma condensed combined financial statements, the fair value of these intangible assets has been determined primarily through the use of industry benchmarking, which estimates the value of the intangible assets based on recent comparable transactions within our industry.

        At this time, we do not have sufficient information as to the amount, timing and risk of the estimated future cash flows needed to perform a final valuation of customer relationships, developed technology, trademarks & trade name, and covenants not to compete. Some of the more significant assumptions inherent in the development of estimated cash flows, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, expenses, working capital, and capital expenditures) and the discount rate selected to measure the risks inherent in the projections of future cash flows. However, for the purposes of these unaudited pro forma condensed combined financial statements, using currently available information, and certain other high-level assumptions, the fair value of the identifiable intangible assets were estimated by our management to be as follows: customer relationships of $44.7 million, with a useful life of 10 years; developed technology of $14.9 million, with a useful life of 8 years; trademarks & trade name of $3.0 million, with a useful life of 4 years; and covenants not to compete of $1.5 million, with a useful life of 3 years

        These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying pro forma condensed combined financial statements. Once we have full access to the specifics of PHX's operations, additional insight will be gained that could impact: (1) the intangible assets identified; (2) the estimated total value assigned to intangible assets; and (3) the estimated useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to us only upon access to additional information and/or changes in such factors that may occur prior to the effective time of the acquisition. For each $10 million change in the fair value of identifiable intangible assets, there could be an annual change in amortization expense—increase or decrease—of approximately $1.1 million ($280 thousand per quarter), assuming a weighted-average useful life of 9 years.

Other Assets/Liabilities

        Adjustments to PHX's remaining assets and liabilities may also be necessary, however at this time we have limited knowledge as to the specific details and nature of those assets and liabilities necessary in order to make adjustments to those values. However, since the majority of the remaining assets and liabilities are current assets and liabilities, we believe that the September 30, 2014 PHX book values for these assets represent reasonable estimates of fair value or net realizable value, as applicable. In addition, certain adjustments were made to current assets and liabilities to account for changes expected to occur prior to closing.

Goodwill

        Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the fair value of the assets acquired and liabilities assumed. Existing goodwill presented in the pro forma PHX balance sheet has been eliminated. Goodwill is not amortized but rather subject to an annual fair value impairment test.

5.     Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations:

        (A)  Intangible Amortization—To reflect amortization of acquired definite-lived intangible assets based on their preliminary estimated fair values as discussed in footnote 4 with an average estimated useful life of 9-years. Also, see (B) in Note 6—Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.

        (B)  Interest Expense—To reflect interest expense on the assumed $80.0 million aggregate principal amount of convertible senior notes expected to be issued in conjunction with the PHX acquisition. The convertible senior notes have a 5 year maturity unless earlier repurchased or converted, and solely for the purposes of the unaudited pro forma condensed financial information, we have assumed a coupon rate of 4.0% (cash interest). In addition, the convertible senior notes are expected to be accounted for using the cash conversion guidance, which calls for the accretion of an equity discount over the term of the convertible senior notes, with the offset to interest expense. Following is a summary of the two elements of interest expense for the notes:

	Year Ended December 31, 2013	Nine Months Ended September 30, 2014
	(in thousands)
Cash interest	$3,200	$2,400
Equity component amortization	2,032	1,560

Total	$5,232	$3,960

        C)    Debt Issuance Costs—To reflect the amortization of costs expected to be incurred to issue the convertible senior notes in connection with the PHX acquisition using the effective interest method. Amortized debt issuance costs are estimated to be $628,000 and $474,000 for the year ending December 31, 2013 and nine month period ending September 30, 2014, respectively.

        (D)  Tax on pro-forma adjustments—To reflect the tax benefit related to the pro-forma adjustments described in notes A, B, and C above, assuming a statutory tax rate of 39.6%.

        (E)  Issuance of Common Stock—For the purpose of computing pro forma basic and diluted earnings per share, the $50.0 million sale of common stock was assumed to be at a price per share of $5.90 (based on the closing price on January 27, 2015), resulting in the issuance of 8,475,000 shares. In addition, under the terms of the merger agreement, $22.0 million of the merger consideration is to be paid through the issuance of our common stock, with the value of each share of common stock based on the lesser of (i) average closing price during the 60 trading days ending two trading days prior to the closing date of the acquisition or (ii) the offering price per share of the shares in this offering. Solely for the purposes of the pro forma earnings per share, the price of our common stock used to calculate the shares assumed to be issued is $5.90 per share of common stock (based on the closing price on January 27, 2015), resulting in the issuance of 3,729,000 shares.

        (F)   Earnings Per Share—Earnings per share are calculated using the "if-converted" method. Under the "if-converted" method, interest expense recognized on the convertible debt, adjusted for the income tax effect, is added back to the numerator, and the convertible debt is assumed to have been converted to shares at the beginning of the period. In applying the if-converted method, conversion should not be assumed for purposes of computing diluted EPS if the effect would be antidilutive. Following is the calculation of the "if-converted" method assuming a convertible offering amount of $80.0 million, our stock price of $5.90 based on the closing share price at January 27, 2015, and a conversion premium of 20% resulting in an initial conversion price of $7.08 per share:

	"If-converted" EPS for the 9 months ended September 30, 2014 (in thousands, except per share amounts)
	Per Pro-forma without if-converted	Interest	Tax	Convert shares	If-converted
Earnings	$11,079	4,434	(1,757)		$13,756
Shares	61,962			11,299	73,261
Diluted EPS	$0.18				$0.19	Antidilutive

	"If-converted" EPS for the 12 months ended December 31, 2013 (in thousands except for per share amounts)
	Per Pro-forma without if-converted	Interest	Tax	Convert shares	If-converted
Earnings	$32,154	5,860	(2,322)		$35,692
Shares	61,590			11,299	72,889
Diluted EPS	$0.52				$0.49	Dilutive

6.     Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet:

        (A)  Cash adjustments—Pro-forma adjustments to cash are as follows:

(in thousands)
Estimated cash proceeds from issuance of convertible senior notes	$76,809
Estimated cash proceeds from issuance of common stock	46,881
Repayment of principal to Performant existing lenders upon convertible issuance	(10,000)
Cash consideration paid as part of base amount of $130.0 million	(108,000)
Estimated cash consideration paid as part of working capital adjustment	(5,986)
Payment of $13.0 million into Earnout Escrow Account per terms of Merger Agreement	(13,000)
Repayment of PHX notes payable occurred after September 30, 2014	(1,750)
Buy out of PHX capital lease is expected prior to closing	(233)
Estimated proceeds from exercise of options by PHX holders prior to transaction	3,124
Cash dividend from PHX subsidiary Pay-Plus to parent PHX prior to Pay-Plus spinoff prior to closing	4,500

Total	$(7,655)

        (B)  Intangible Assets—To reflect the elimination of the historical PHX intangible asset balance of $1,899 and to reflect the preliminary fair values of intangible assets acquired of $64,108. The estimated fair values and the related useful lives of the intangible assets acquired are considered preliminary and are subject to change. Accordingly, the estimates related to deferred taxes discussed at (L) below are also subject to change. Changes in the fair value or useful lives of the acquired intangible assets may be material. Determination of the estimated useful lives of the customer relationships, developed technology, trademarks & trade name, and covenants not to compete assets were based on comparable industry data. The intangible assets are being amortized using the straight-line method.

        (C)  Goodwill—To reflect the preliminary estimate of goodwill of $102.3 million, offset by the elimination of $4.5 million of existing goodwill on the PHX balance sheet.

        (D)  Debt issuance costs—Total issuance costs of $3.2 million are comprised of underwriting fees and discounts of $2.6 million and estimated direct and incremental costs related to the issuance of the convertible senior notes of $0.6 million. Under the cash conversion guidance, the convertible offering has a debt component and an equity component. Accordingly, the issuance costs have been allocated between debt issuance costs and equity issuance costs, with $2.8 million allocated to debt issuance costs.

        (E)  Working capital adjustments—To reflect anticipated pre-close transactions at PHX, including retirement of current maturities of notes payable and capital lease obligations, accrual of bonus payments, accounting and legal fees, and litigation expense.

        (F)   Diligence costs—To reflect the estimated costs of due diligence expense over and above convertible issuance costs.

        (G)  Income tax payable—To reflect the increase in estimated taxes payable, mainly for the pre-close spin-off of PHX subsidiary Play-Plus at $16.0 million, net of the estimated tax benefit of pre-closing restricted stock units and option exercises of $4.9 million.

        (H)  Due to Related Party—To reflect anticipated pre-closing retirement of the $2.5 million payable to Play-Plus via dividend of an equivalent amount from the subsidiary to PHX.

        (I)   Notes payable—To reflect our payment of $10.0 million to our existing lenders upon the issuance of the convertible notes per the terms of the senior secured credit facility described in "Description of other Indebtedness" and "Use of Proceeds."

        (J)   Liability portion of convertible notes—To reflect the issuance of the assumed $80.0 million aggregate principal amount of 4.0% convertible notes used to finance a portion of the acquisition consideration. In accordance with the cash conversion accounting guidance, the convertible offering has liability and equity components, with the liability component determined by estimating the fair value of a similar liability that does not have an associated equity component. We estimated the present value of such liability to be $69.2 million.

        (K)  Earn-out payable—To reflect the preliminary estimate of $13.1 million for the fair value of the earnout. In connection with the PHX acquisition, we have agreed to pay additional consideration in the form of a cash earnout of up to $19.1 million. The earnout is payable based on the achievement of certain targets for the pro forma revenue of PHX for the full year ending December 31, 2015. No earnout payment is due if PHX's pro forma revenues for the full year ending December 31, 2015 are less than $64.0 million. The earnout payment is approximately $6.9 million based on pro forma revenue of $64.0 million, gradually increasing in amount based on pro forma revenues in excess of $64.0 million. The earnout payment is capped at $19.1 million once PHX's, stand alone, revenues reach $78.2 million. At the closing of the PHX acquisition, we will deposit $13.0 million into escrow, to partially secure our obligation to make the earnout payment to PHX's stockholders and if our earnout payment obligation is less than the amount on deposit, the excess will be refunded to us.

        (L)  Deferred income taxes—To reflect deferred tax liabilities of $29.0 million as follows:

(in thousands)
Deferred taxes related to intangible assets	$24,755
Deferred taxes related to equity discount on convertible debt	4,267

Total	$29,022

        (M) Preferred stock—To reflect the retirement of PHX preferred stock per the terms of the merger agreement.

        (N)  Additional paid-in capital—To reflect the following equity transactions in connection with the PHX acquisition:

(in thousands)
Estimated gross proceeds from sale of common stock	$50,000
Estimated underwriter discounts and commissions	(2,750)
Estimated other offering expenses of sale of common stock	(369)
Fair value of equity issued as purchase consideration	22,000
Equity component of convertible offering	10,769
Issuance costs, commissions and discounts associated with the equity component	(430)
Deferred tax liability on equity component of convertible	(4,267)
Eliminate PHX APIC	(805)

Total	$74,148

        (O)  Retained earnings—To eliminate PHX's historical retained earnings of $12.3 million.

        Pro-forma adjustments to retained earnings are as follows:

(in thousands)
Book Performant diligence expenses	$(2,100)
Eliminate PHX retained earnings	(12,330)

Total	$(14,430)

DESCRIPTION OF CAPITAL STOCK

General

        The following is a summary of the rights of our common stock and preferred stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. The description is intended as a summary, and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws.

        Our authorized capital stock consists of 550,000,000 shares, with a par value of $.0001 per share, of which:

  •
  500,000,000 shares are designated as common stock; and

  •
  50,000,000 shares are designated as preferred stock.

        As of January 22, 2015, we had outstanding 49,349,840 shares of common stock and no shares of preferred stock.

Common Stock

        Pursuant to our amended and restated certificate of incorporation, the holders of common stock are entitled to one vote per share for the election of directors and on all matters submitted to a vote of stockholders. The vote of the holders of a majority of the shares present in person or by proxy at a meeting of stockholders and entitled to vote shall decide any question submitted to a vote, except as otherwise required by law or provided for in our amended and restated certificate of incorporation or amended and restated bylaws. Directors shall be elected by a plurality of the votes of the shares present in person or by proxy at a meeting and entitled to vote. The amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to the rights, if any, of the holders of any outstanding series of preferred stock, the holders of common stock are entitled to receive such dividends, if any, as may be declared by the board of directors out of legally available funds, payable either in cash, property or shares of capital stock.

        Upon liquidation, dissolution or winding-up of the company, subject to the rights, if any of the holders of our preferred stock, the holders of common stock are entitled to receive all of the remaining assets of the company of whatever kind available for distribution ratable in proportion to the number of shares held by them respectively.

        The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

        The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series without stockholder approval. Each such series of preferred stock shall have such number of shares, voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions, as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

        Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging such proposals, including proposals that are priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could result in an improvement of their terms.

        These provisions include:

Classified Board

        Our amended and restated certificate of incorporation provides that our board of directors shall be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors is elected each year. We believe that the classification of our board of directors facilitates the continuity and stability of our business strategies and policies. However, our classified board could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors.

Number of Directors; Removal of Directors and Filling of Vacancies

        Our amended and restated certificate of incorporation provides that our board of directors has the authority to determine the number of directors within a range of between five and 15 directors. It also provides that (i) vacancies in our board of directors, including vacancies created by an increase in the number of directors, shall be filled solely by a majority vote of the directors then in office, and (ii) directors or the entire board may be removed only for cause.

Action by Written Consent; Special Meetings of Stockholders

        Our amended and restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the board of directors. Except as described above, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Advance Notice Procedures

        Our amended and restated bylaws requires an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although our amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Super Majority Approval Requirements

        The Delaware General Corporation Law, or the DGCL, generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless either a corporation's certificate of incorporation or bylaws requires a greater percentage. Our amended and restated certificate of incorporation and amended and restated bylaws provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors will be required to amend, alter, change or repeal our amended and restated bylaws or specified provisions of our amended and restated certificate of incorporation. This requirement of a super majority vote to approve amendments to our amended and restated bylaws and certain provisions of our amended and restated certificate of incorporation could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but Unissued Shares

        Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. In addition, preferred stock could be issued with voting, liquidation, dividend and other rights superior to our common stock. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations with Interested Stockholders

        We have elected in our certificate of incorporation not to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. However, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that Parthenon Capital Partners is not deemed to be an "interested stockholder," regardless of the percentage of our voting stock owned by it and accordingly is not subject to such restrictions.

Corporate Opportunities

        Our amended and restated certificate of incorporation provides that we renounce any interest or expectancy of the Company in the business opportunities that are from time to time presented to Parthenon Capital Partners and its officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries, even if the opportunities are ones that the Company might have pursued or had the ability or desire to pursue if granted the opportunity, and each such person shall not have any obligation to offer to us those opportunities and shall not be liable for breach of any fiduciary or other duty, as a director or otherwise, if any such person pursues or acquires such opportunity, directs the opportunity to another person or fails to present the opportunity to us.

Choice of Forum

        Our amended and restated certificate of incorporation provides that a state or federal court located within the State of Delaware is the sole and exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Limitation of Liability and Indemnification Matters

        Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL and our amended and restated bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by such law. We have entered into indemnification agreements with our current directors and executive officers and expect to enter into a similar agreement with any new directors or executive officers. Our amended and restated certificate of incorporation and amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We believe that the limitation of liability provision, indemnification agreements and provision of directors' and officers' liability insurance will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers of the Company.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent's address is 6201 15th Avenue, Brooklyn, New York 11219.

 CERTAIN MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX
CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

        The following discussion summarizes certain material United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock by certain non-United States holders (as defined below). This discussion only applies to non-United States holders who purchase our common stock in this offering and hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to a non-United States holder in light of such holder's particular circumstances.

        For purposes of this discussion, a "non-United States holder" means a beneficial owner of our common stock that for United States federal income tax purposes is not a partnership or a disregarded entity and is not any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust (1) whose administration is subject to the primary supervision of a United States court and that has one or more United States persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, or the Code, final, temporary and proposed Treasury regulations, administrative rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in United States federal income and estate tax consequences different from those summarized below. This discussion does not address all aspects of United States federal income and estate taxes that may be relevant to non-United States holders in light of their particular circumstances. In addition, this discussion does not describe the United States federal income and estate tax consequences applicable to a non-United States holder who is subject to special treatment under United States federal tax laws (including, without limitation, certain former citizens and former long-term residents, a "controlled foreign corporation," a "passive foreign investment company," a corporation that accumulates earnings to avoid United States federal income tax, a partnership or other "pass through" entity or an investor in any such entity, a tax-exempt organization, a bank or other financial institution, a broker, dealer or trader in securities, commodities or currencies, a person holding our common stock as part of a hedging, conversion, straddle, constructive sale or other risk reduction transaction or an insurance company). Further, we do not address the United States federal generation-skipping and gift, Medicare contribution tax consequences or alternative minimum tax consequences, or any state, local, foreign or other nonfederal tax consequences, of the purchase, ownership or disposition of our common stock. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

        The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for United States federal income tax purposes or a partner in such partnership should consult its own tax advisor regarding the United States federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of our common stock. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU OF THE PURCHASE,

OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS UNITED STATES FEDERAL ESTATE, GENERATION-SKIPPING AND GIFT TAX LAWS, AND ANY APPLICABLE TAX TREATY.

Distributions on Common Stock

        In general, if distributions are made with respect to our common stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for United States federal income tax purposes and will be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the non-United States holder's basis in the common stock, but not below zero, and, to the extent such portion exceeds the non-United States holder's basis, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under "Dispositions of Common Stock."

        Dividends paid to a non-United States holder generally will be subject to withholding of United States federal income tax at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-United States holder within the United States (and, where an income tax treaty applies, are attributable to a permanent establishment maintained by the non-United States holder in the United States) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis at the regular income tax rates generally applicable to United States persons as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-United States holder who wishes to claim the benefit of an applicable income tax treaty for dividends will be required to provide us with a valid Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E (or other applicable form) and certify under penalties of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits. If our common stock is held through a foreign partnership or foreign intermediary, the foreign partnership or foreign intermediary will also be required to comply with additional certification requirements under applicable Treasury regulations.

        A non-United States holder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Dispositions of Common Stock

        Subject to the discussions below regarding backup withholding and FATCA withholding, any gain realized by a non-United States holder on the disposition of our common stock generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with the non-United States holder's conduct of a trade or business in the United States (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-United States holder in the United States);

  •
  the non-United States holder is an individual who is present in the United States for 183 days or more in the calendar year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation," as such term is defined in section 897(c) of the Code, during the shorter of the five-year period ending on the date of disposition or your holding period of our common stock.

        Gain described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. A non-United States holder that is a corporation may also be subject to a branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. An individual non-United States holder described in the second bullet point immediately above will be required to pay (subject to applicable income tax treaties) a flat 30% tax on the gain derived from the sale, which may be offset by United States-source capital losses, even though the individual is not considered a resident of the United States. If our common stock is regularly traded on an established securities market, within the meaning of section 897(c)(3) of the Code, the rules described in the third bullet point above will apply to you only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the applicable period that is specified in the Code (the "regularly traded stock exception"). We believe we are not and do not expect to become a United States real property holding corporation. If, however, it turns out that we are or become a United States real property holding corporation, a non-United States holder for whom the regularly traded stock exception is not applicable or who is not otherwise exempt will be required to pay United States federal income tax under regular graduated United States federal income tax rates with respect to the gain recognized.

United States Federal Estate Tax

        An individual who is not a citizen of the United States and is also a nonresident (as specially defined for estate tax purposes) who is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock will be required to include the value thereof in his or her gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise, even though such individual was not a citizen or resident of the U.S. at the time of his or her death.

Information Reporting and Backup Withholding

        We must report annually to the Internal Revenue Service and to each non-United States holder the amount of distributions paid to such non-United States holder on our common stock (whether or not the distribution represents a taxable dividend income or is subject to United States federal withholding tax) and the tax withheld with respect to such distributions, regardless of whether withholding was required. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the non-United States holder resides under the provisions of an applicable income tax treaty or tax information exchange agreement.

        Payments of dividends in respect of, or proceeds on the disposition within the United States (or conducted through certain U.S. related intermediaries) of, our common stock made to a non-United States holder will be subject to additional information reporting and backup withholding unless such non-United States holder establishes an exemption, for example by properly certifying that such holder is not a United States person as defined under the Code on an Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E or another appropriate version of Form W-8 (and the payor does not have actual knowledge or reason to know that such non-United States holder is a United States person as defined under the Code).

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will reduce the non-United States holder's United States federal income tax liability. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the Internal Revenue Service provided the required information is timely furnished to the Internal Revenue Service.

FATCA Withholding

        Legislation enacted in 2010 (commonly referred to as "FATCA") generally imposes a 30% withholding tax on dividends on our common stock, and the gross proceeds of a disposition occurring after December 31, 2016, of our common stock to (i) a foreign financial institution ("FFI"), whether as a beneficial owner or intermediary, unless such institution enters into an agreement with the Internal Revenue Service to, among other things, collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), or qualifies for an exemption from these rules, and (ii) a foreign entity that is not a financial institution (whether as a beneficial owner or intermediary for another foreign entity that is not a financial institution) unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity, or qualifies for an exemption from these rules. A person that receives payments through one or more FFIs may receive reduced payments as a result of FATCA withholding taxes if (i) any such FFI does not enter into such an agreement with the United States government and does not otherwise establish an exemption, or (ii) such person is (a) a "recalcitrant account holder" or (b) itself an FFI that fails to enter into such an agreement or establish an exemption. Foreign governments may enter into an agreement with the Internal Revenue Service to implement FATCA in a different manner. Under certain circumstances, a non-United States holder may be eligible for refunds or credits of such taxes. Investors are encouraged to consult with their own tax advisors regarding the implications of FATCA on their investment in our common stock in their particular circumstances.

UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC and SunTrust Robinson Humphrey, Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
SunTrust Robinson Humphrey, Inc.

Total:

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' option to purchase additional shares described below.

        The underwriters initially propose to offer part of the shares of common stock to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional          shares of common stock at the public offering price listed on the cover page of this prospectus supplement, solely for the purpose of covering over-allotments. The representatives may exercise this option on behalf of the underwriters in whole or in part by giving written notice to us no later than 30 days after the date of this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

        The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional          shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses	$	$	$

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $960,000. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering of common stock and the concurrent offering of our convertible senior notes with the Financial Industry Regulatory Authority up to $26,000.

        Our common stock is listed on The NASDAQ Global Select Market under the trading symbol "PFMT."

        We and our directors and officers and certain holders of shares of our common stock have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 90 days (and with respect to 1.5 million shares of our common stock held by one of our stockholders, 30 days) after the date of this prospectus supplement (the "restricted period"):

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

  •
  file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

        The restrictions described in the immediately preceding paragraph to do not apply to:

  •
  the sale of shares to the underwriters;

  •
  the issuance by us of shares of common stock upon conversion of our      % Convertible Senior Notes due 2020;

  •
  the issuance by us of shares of common stock to certain PHX stockholders in the amount of $22.0 million as partial consideration for the PHX acquisition. Such stockholders will agree to restrictions on their ability to transfer such common stock substantially similar to the foregoing. We have agreed with the underwriters that during the restricted period we will not waive or amend the restrictions on transfer applicable to the PHX stockholders such that the restrictions on transfer applicable to such stockholders would be materially less restrictive than those described above;

  •
  the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing; or

  •
  the issuance by us of shares of, or options to purchase shares of, common stock, restricted stock units or other equity awards to our employees, officers or directors pursuant to employee benefit plans in effect on the date of this prospectus supplement of which the underwriters have been advised in writing.

        Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

        In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging. financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In particular, SunTrust Robinson Humphrey, Inc. is providing financial advisory and ancillary services to us in connection with our acquisition of PHX, for which it will receive customary fees and expenses.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA") received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Hong Kong

        The shares of common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California. Certain legal matters relating to this offering will be passed on for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

 EXPERTS

        The consolidated financial statements of Performant Financial Corporation as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Premier Healthcare Exchange, Inc. and Subsidiaries included in Exhibits 99.3 and 99.4 of our Current Report on Form 8-K, dated January 28, 2015, have been incorporated herein in reliance on the report of Baker Tilly Virchow Krause, LLP, (formerly ParenteBeard LLC) independent accountants, given on the authority of said experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or Exchange Act. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at our web site at www.performantcorp.com. We do not intend for information contained in our web site to be part of this prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus.

 INFORMATION WE INCORPORATE BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with them, which means:

  •
  incorporated documents are considered part of this prospectus;

  •
  we can disclose important information to you by referring you to those documents; and

  •
  information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and incorporated filings.

        We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

  •
  our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014; and

  •
  our Current Reports on Form 8-K filed on February 5, 2014, March 3, 2014, May 9, 2014 and August 11, 2014 and dated January 28, 2015 (but excluding any information furnished under Item 2.02 or 7.01, and associated exhibits referenced therein, contained in such Form 8-K).

        We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus supplement and the accompanying prospectus. We will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed "filed" with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus supplement unless, and except to the extent, specified in such Current Reports.

        We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

Performant Financial Corporation
333 North Canyons Parkway
Livermore, CA 94551
(925) 960-4800

PROSPECTUS

$175,000,000

PERFORMANT FINANCIAL CORPORATION

Debt Securities, Common Stock
Preferred Stock, Depositary Shares
Warrants and Rights
13,536,184 Shares of Common Stock Offered by the Selling Stockholders

        We may, from time to time, offer and sell debt securities, preferred stock, either separately or represented by depositary shares, common stock, warrants or rights, either separately or together in any combination, in one or more offerings. The debt securities, preferred stock and warrants may be convertible into or exercisable or exchangeable for common or preferred stock or debt securities. The rights may be exercisable for common or preferred stock. The aggregate initial offering price of all securities sold under this prospectus will not exceed $175,000,000.

        In addition, the selling stockholders identified in this prospectus may, from time to time, offer and sell up to an aggregate of 13,536,184 shares of our common stock in one or more offerings. Unless otherwise stated in the applicable prospectus supplement, we will not receive any of the proceeds from the sale of shares offered by the selling stockholders.

        We will specify in an accompanying prospectus supplement more specific information about any such offering. This prospectus may not be used to sell any of these securities unless accompanied by the applicable prospectus supplement.

        We and the selling stockholders may offer and sell the securities described in this prospectus and any prospectus supplement directly to investors or through underwriters, dealers or agents. We will set forth the names of any underwriters, dealers or agents and their compensation in the accompanying prospectus supplement.

        Our common stock is listed on The NASDAQ Global Market under the symbol "PFMT." On November 24, 2014, the last reported sale price of our common stock on The NASDAQ Global Market was $7.04 per share.

        Investing in our securities involves risks. See the section entitled "Risk Factors" in the accompanying prospectus supplement and in the documents we incorporate by reference in this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 8, 2015

        You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration, or continuous offering, process. Under this shelf registration process, we may, from time to time, offer and sell separately or together in any combination the securities described in this prospectus in one or more offerings up to a maximum aggregate offering price of $175,000,000. In addition, certain of our stockholders may, from time to time, offer and sell up to an aggregate of 13,536,184 shares of our common stock in one or more offerings.

        This prospectus provides you with a general description of the securities we and the selling stockholders may offer. Each time we or the selling stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the offered securities, if required. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information," before making your investment decision.

        Unless the context otherwise requires, references in this prospectus and the accompanying prospectus supplement to "Performant," "the Company," "we," "us" and "our" refer to Performant Financial Corporation and our consolidated subsidiaries.

        This prospectus, including the documents incorporated by reference herein, contains references to a number of trademarks that are our registered trademarks or those of our affiliates, or trademarks for which we or our affiliates have pending registration applications or common law rights. These include Performant Financial Corporation and the Performant name and design logo. This prospectus, including the documents incorporated by reference herein, may also include trade names, trademarks and service marks of other companies and organizations.

RISK FACTORS

        Investing in our securities involves risk. The prospectus supplement relating to a particular offering will contain a discussion of risks applicable to an investment in the securities offered. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading "Risk Factors" in the applicable prospectus supplement together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus, including the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

The number of shares being registered for sale is significant in relation to our trading volume.

        We have filed a registration statement of which this prospectus is a part to register the shares offered hereunder for sale into the public market by the selling stockholders. These shares, if sold in the market all at once or at about the same time, could depress the market price of our shares during the period the registration statement remains effective and also could affect our ability to raise equity capital.

 PERFORMANT FINANCIAL CORPORATION

        We provide technology-enabled recovery and related analytics services in the United States. Our services help identify and recover delinquent or defaulted assets and improper payments for both government and private clients in a broad range of markets. Our clients typically operate in complex and regulated environments and outsource their recovery needs in order to reduce losses on billions of dollars of defaulted student loans, improper healthcare payments and delinquent state tax and federal treasury and other receivables. We generally provide our services on an outsourced basis, where we handle many or all aspects of our clients' recovery processes.

        Our revenue model is generally success-based as we earn fees on the aggregate amount of funds that we enable our clients to recover. Our services do not require any significant upfront investments by our clients and offer our clients the opportunity to recover significant funds otherwise lost. Because our model is based upon the success of our efforts and the dollars we enable our clients to recover, our business objectives are aligned with those of our clients and we are generally not reliant on their spending budgets. Furthermore, our business model does not require significant capital expenditures and we do not purchase loans or obligations.

        We commenced our operations in 1976 under the corporate name Diversified Collection Services, Inc.. We were incorporated in Delaware on October 8, 2003 under the name DCS Holdings, Inc. and subsequently changed our name to Performant Financial Corporation in 2005. Our principal executive offices are located at 333 North Canyons Parkway, Suite 100, Livermore, California 94551 and our telephone number is (925) 960-4800.

FORWARD-LOOKING STATEMENTS

        When used in this prospectus, the words "expects," "believes," "anticipates," "estimates," "may," "could," "intends," and similar expressions are intended to identify forward-looking statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We will discuss many of these risks and uncertainties in greater detail in any prospectus supplement under the heading "Risk Factors." Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in the documents we incorporate by reference into this prospectus.

        These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

USE OF PROCEEDS

        Unless we state otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale by the Company of the securities offered by this prospectus to fund future acquisitions and strategic investment opportunities and otherwise for general corporate purposes. General corporate purposes may include additions to working capital, financing of capital expenditures and repayment or redemption of existing indebtedness. Pending the application of net proceeds, we expect to invest the net proceeds in investment grade, interest-bearing securities. Unless otherwise stated in the applicable prospectus supplement, we will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

 RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for each of the periods indicated are set forth in the following table.

	Year Ended December 31,					Nine Months Ended September 30, 2014
	2009	2010	2011	2012	2013
Ratio of earnings to fixed charges(1)	1.49	2.05	2.40	3.35	5.94	3.40

(1)
The ratio of earnings to fixed charges is computed by dividing earnings before taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense, debt financing expense and the estimated portion of rental expense deemed by us to be representative of the interest factor of rental payments under operating leases.

DESCRIPTION OF DEBT SECURITIES

        The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, together with any pricing supplement or term sheet, will be a description of the material terms of the debt securities.

        We may issue, from time to time, debt securities, in one or more series. These debt securities that we may issue include senior debt securities, senior subordinated debt securities, subordinated debt securities, convertible debt securities and exchangeable debt securities. The debt securities we offer will be issued under an indenture between us and the trustee named in the indenture. The following is a summary of the material provisions of the form of indenture filed as an exhibit to the registration statement of which this prospectus is a part. For each series of debt securities, the applicable prospectus supplement for the series may change and supplement the summary below.

        As used in this section only, "we," "us" and "our" refer to Performant Financial Corporation excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General Terms of the Indenture

        The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities for any series of debt securities up to the principal amount that we may authorize. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us. For each series of debt securities, any restrictive covenants for those debt securities will be described in the applicable prospectus supplement for those debt securities.

        We may issue the debt securities issued under the indenture as "discount securities," which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with "original issue discount," or OID, because of interest payment and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

        You should refer to the prospectus supplement relating to a particular series of debt securities for a description of the following terms of the debt securities offered by that prospectus supplement and by this prospectus:

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  the title and authorized denominations of those debt securities;

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  any limit on the aggregate principal amount of that series of debt securities;

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  the date or dates on which principal and premium, if any, of the debt securities of that series is payable;

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  interest rates, and the dates from which interest, if any, on the debt securities of that series will accrue, and the dates when interest is payable and the maturity;

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  the right, if any, to extend the interest payment periods and the duration of the extensions;

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  if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

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  the place or places where and the manner in which principal of, premium, if any, and interest, if any, on the debt securities of that series will be payable and the place or places where those debt securities may be presented for transfer and, if applicable, conversion or exchange;

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  the period or periods within which, the price or prices at which, and other terms and conditions upon which those debt securities may be redeemed, in whole or in part, at our option or the option of a holder of those securities, if we or a holder is to have that option;

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  our obligation or right, if any, to redeem, repay or purchase those debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of those securities, and the terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

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  the terms, if any, on which the debt securities of that series will be subordinate in right and priority of payment to our other debt;

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  the denominations in which those debt securities will be issuable;

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  if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

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  whether any securities of that series are to be issued in whole or in part in the form of one or more global securities and the depositary for those global securities;

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  if the principal of or any premium or interest on the debt securities of that series is to be payable, or is to be payable at our election or the election of a holder of those securities, in securities or other property, the type and amount of those securities or other property, or the manner of determining that amount, and the period or periods within which, and the terms and conditions upon which, any such election may be made;

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  the events of default and covenants relating to the debt securities that are in addition to, modify or delete those described in this prospectus;

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  conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

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  whether and upon what terms the debt securities may be defeased, if different from the provisions set forth in the indenture;

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  the nature and terms of any security for any secured debt securities;

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  the terms applicable to any debt securities issued at a discount from their stated principal amount; and

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  any other specific terms of any debt securities.

        The applicable prospectus supplement will present material United States federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are to be listed or quoted.

Conversion or Exchange Rights

        Debt securities may be convertible into or exchangeable for shares of our equity securities or other securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

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  the conversion or exchange price;

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  the conversion or exchange period;

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  provisions regarding our ability or the ability of any holder to convert or exchange the debt securities;

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  events requiring adjustment to the conversion or exchange price; and

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  provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

        We cannot consolidate with or merge with or into, or transfer or lease all or substantially all of our assets to, any person, unless we are the surviving corporation or the successor person is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes our obligations under the debt securities and the indenture. In addition, we cannot complete such a transaction unless immediately after completing the transaction, no event of default under the indenture, and no event that, after notice or lapse of time or both, would become an event of default under the indenture, has occurred and is continuing. When the successor person has assumed our obligations under the debt securities and the indenture, we will be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

        This covenant would not apply to any recapitalization transaction, a change of control affecting us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

        The indenture provides that the following will be "events of default" with respect to any series of debt securities:

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  failure to pay interest for 30 days after the date payment is due and payable;

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  failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise and, in the case of technical or administrative difficulties, only if such default persists for a period of more than three business days;

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  failure to make sinking fund payments when due and continuance of such default for a period of 30 days;

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  failure to perform other covenants for 60 days after notice that performance was required;

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  certain events in bankruptcy, insolvency or reorganization relating to us; or

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  any other event of default provided in the applicable officer's certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

        An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. For each series of debt securities, any modifications to the above events of default will be described in the applicable prospectus supplement for those debt securities.

        The indenture provides that if an event of default specified in the first, second, third, fourth or sixth bullets above occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all those debt securities (or, in the case of discount securities or indexed securities, that portion of the principal amount as may be specified in the terms of that series) to be due and payable immediately. If an event of default specified in the fifth bullet above occurs and is continuing, then the principal amount of all those debt securities (or, in the case of discount securities or indexed securities, that portion of the principal amount as may be specified in the terms of that series) will be due and payable immediately, without any declaration or other act on the part of the trustee or any holder. In certain cases, holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of holders of all those debt securities, rescind and annul a declaration of acceleration.

        The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

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  the holder has previously given to the trustee written notice of default and continuance of such default;

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  the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

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  the requesting holders have offered the trustee indemnity for the reasonable expenses and liabilities that may be incurred by bringing the action;

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  the trustee has not instituted the action within 60 days of the request and offer of indemnity; and

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  the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series.

        We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Discharge, Defeasance and Covenant Defeasance

        We can discharge or decrease our obligations under the indenture as stated below.

        We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and any premium and interest on, the debt securities and any mandatory sinking fund payments.

        Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as defeasance. We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as covenant defeasance. We may effect defeasance and covenant defeasance only if, among other things:

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  we irrevocably deposit with the trustee cash or government obligations denominated in the currency of the debt securities, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal (including any mandatory sinking fund payments) of, and any premium and interest on, all outstanding debt securities of the series; and

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  we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders' U.S. federal income tax treatment of principal, and any premium and interest payments on, the series of debt securities.

        In the case of a defeasance by us, the opinion we deliver must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law occurring, after the date of the indenture, since such a result would not occur under the U.S. federal income tax laws in effect on that date.

        Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

        The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to, among other things:

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  evidence the assumption by a successor entity of our obligations;

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  add to our covenants for the benefit of the holders of debt securities, or to surrender any rights or power conferred upon us;

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  add any additional events of default;

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  add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

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  add guarantees with respect to or secure any debt securities;

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  establish the forms or terms of debt securities of any series;

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  evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee;

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  cure any ambiguity or correct any inconsistency or defect in the indenture;

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  modify, eliminate or add to the provisions of the indenture as shall be necessary to effect the qualification of the indenture under the Trust Indenture Act of 1939 or under any similar federal statute later enacted, and to add to the indenture such other provisions as may be expressly required by the Trust Indenture Act; and

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  make any other provisions with respect to matters or questions arising under the indenture that will not be inconsistent with any provision of the indenture as long as the new provisions do not adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification.

        The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series of debt securities affected by such supplemental indenture then outstanding, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or any supplemental indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

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  extend the final maturity of any debt security;

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  reduce the principal amount or premium, if any;

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  reduce the rate or extend the time of payment of interest;

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  reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration;

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  change the currency in which the principal, and any premium or interest, is payable;

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  impair the right to institute suit for the enforcement of any payment on any debt security when due;

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  if applicable, adversely affect the right of a holder to convert or exchange a debt security; or

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  reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture or for waivers of compliance with or defaults under the indenture with respect to debt securities of that series.

        The indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any series, by notice to the relevant trustee, may on behalf of the holders of the debt securities of that series waive any default and its consequences under the indenture except:

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  a default in the payment of, any premium and any interest on, or principal of, any such debt security held by a nonconsenting holder; or

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  a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Registered Global Securities and Book Entry System

        The debt securities of a series may be issued in whole or in part in book-entry form and will be represented by one or more fully registered global securities. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities. This means that we will not issue certificates to each holder.

        Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

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  by the depositary for the registered global security to its nominee;

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  by a nominee of the depositary to the depositary or another nominee of the depositary; or

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  by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

        The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

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  ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as "participants," or persons that may hold interests through participants;

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  upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

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  any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

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  ownership of beneficial interest in the registered global security will be shown on, and the transfer of the ownership interest will be effected only through, records maintained by the depositary for the registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

        The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

        So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

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  will not be entitled to have the debt securities represented by a registered global security registered in their names;

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  will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

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  will not be considered the owners or holders of the debt securities under the relevant indenture.

        Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

        We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

        We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. Neither we nor the trustee, or any other agent of ours or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." We also expect that any of these payments will be the responsibility of the participants.

        If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

Concerning the Trustee

        The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under that indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, and any premium and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee in New York, New York.

        The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise those rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        If the trustee becomes a creditor of ours, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

        The indenture provides that no past, present or future director, officer, stockholder or employee of ours, any of our affiliates, or any successor corporation, in their capacity as such, shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

        The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK

        As of November 25, 2014, our authorized preferred stock, $0.0001 par value per share, was 50,000,000 shares, none of which were issued and outstanding. We may issue preferred stock, in series, with such designations, powers, preferences and other rights and qualifications, limitations or restrictions as our board of directors may authorize, without further action by our stockholders, including:

  •
  the distinctive designation of each series and the number of shares that will constitute the series;

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  the voting rights, if any, of shares of the series and the terms and conditions of the voting rights;

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  the dividend rate on the shares of the series, the dates on which dividends are payable, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative, and the dates from and after which dividends shall accumulate;

  •
  the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

  •
  the terms and conditions of a sinking or purchase fund for the purchase or redemption of shares of the series, if such a fund is provided;

  •
  any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of, or upon the distribution of any of our assets; and

  •
  the prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares of the series may be converted or exchanged into other securities, if the shares are convertible or exchangeable.

        The particular terms of any series of preferred stock, and the transfer agent and registrar for that series, will be described in a prospectus supplement. Any material United States federal income tax consequences and other special considerations with respect to any preferred stock offered under this prospectus will also be described in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

        The following description of the depositary shares does not purport to be complete and is subject to and qualified in its entirety by the relevant deposit agreement and the depositary receipts with respect to the depositary shares relating to any particular series of preferred stock. You should read these documents as they, and not this description, will define your rights as a holder of depositary shares. Forms of these documents will be filed with the SEC in connection with the offering of depositary shares.

General

        If we elect to offer fractional interests in shares of preferred stock, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of preferred stock. We will deposit the shares of preferred stock underlying the depositary shares under a deposit agreement between us and a bank or trust company selected by us. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50 million. The depositary receipts will evidence the depositary shares issued under the deposit agreement.

        The deposit agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Each owner of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying shares of preferred stock. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in a prospectus supplement.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of depositary shares.

        If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Conversion, Exchange, Redemption and Liquidation

        If any series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

        The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the relevant prospectus supplement.

Voting

        When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder's depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendments

        We and the depositary may agree to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement or that (b) otherwise prejudices any substantial existing right of holders of depositary shares, will not take effect until 30 days after the depositary has mailed notice of the amendment to the record holders of depositary shares. Any holder of depositary shares that continues to hold its shares at the end of the 30-day period will be deemed to have agreed to the amendment.

Termination

        We may direct the depositary to terminate the deposit agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. In addition, a deposit agreement will automatically terminate if:

  •
  the depositary has redeemed all related outstanding depositary shares, or

  •
  we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Payment of Fees and Expenses

        We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary

        At any time, the depositary may resign by delivering notice to us, and we may remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Reports

        The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our amended and restated certificate of incorporation to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations and the depositary's obligations to performance in good faith of the duties stated in the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of depositary shares requesting us to do so furnish us with satisfactory indemnity. In performing our obligations, we and the depositary may rely upon the written advice of our counsel or accountants, on any information that competent people provide to us and on documents that we believe are genuine.

 DESCRIPTION OF COMMON STOCK

        This section describes the general terms and provisions of the shares of our common stock, $0.0001 par value per share. This description is only a summary and is qualified in its entirety by reference to the description of our common stock incorporated by reference in this prospectus. Our amended and restated certificate of incorporation and our bylaws have been filed as exhibits to our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. You should read our amended and restated certificate of incorporation and our bylaws for additional information before you buy any of our common stock or other securities. See "Where You Can Find More Information."

        We have 500,000,000 shares of authorized common stock. As of November 25, 2014, there were 49,341,923 shares of common stock issued and outstanding. Pursuant to our amended and restated certificate of incorporation, the holders of common stock are entitled to one vote per share for the election of directors and on all matters submitted to a vote of stockholders. The vote of the holders of a majority of the shares present in person or by proxy at a meeting of stockholders and entitled to vote shall decide any question submitted to a vote, except as otherwise required by law or provided for in our amended and restated certificate of incorporation or amended and restated bylaws. Directors shall be elected by a plurality of the votes of the shares present in person or by proxy at a meeting and entitled to vote. The amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to the rights, if any, of the holders of any outstanding series of preferred stock, the holders of common stock are entitled to receive such dividends, if any, as may be declared by the board of directors out of legally available funds, payable either in cash, property or shares of capital stock.

        Upon liquidation, dissolution or winding-up of the company, subject to the rights, if any of the holders of our preferred stock, the holders of common stock are entitled to receive all of the remaining assets of the company of whatever kind available for distribution ratable in proportion to the number of shares held by them respectively.

        The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future. All outstanding shares of common stock are fully paid and nonassessable.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

        Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, could discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging such proposals, including proposals that are priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could result in an improvement of their terms.

        These provisions include:

  Classified Board

        Our amended and restated certificate of incorporation provides that our board of directors shall be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors is elected each year. We believe that the classification of our board of directors facilitates the continuity and stability of our business strategies and policies. However, our classified board could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors.

  Number of Directors; Removal of Directors and Filling of Vacancies

        Our amended and restated certificate of incorporation provides that our board of directors has the authority to determine the number of directors within a range of between five and 15 directors. It also provides that (i) vacancies in our board of directors, including vacancies created by an increase in the number of directors, shall be filled solely by a majority vote of the directors then in office, and (ii) directors or the entire board may be removed only for cause.

  Action by Written Consent; Special Meetings of Stockholders

        Our amended and restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the board of directors or at the request of holders of 50% or more of our outstanding shares. Except as described above, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

  Advance Notice Procedures

        Our amended and restated bylaws require an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although our amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

  Super Majority Approval Requirements

        The Delaware General Corporation Law, or the DGCL, generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless either a corporation's certificate of incorporation or bylaws require a greater percentage. Our amended and restated certificate of incorporation and amended and restated bylaws provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors will be required to amend, alter, change or repeal our amended and restated bylaws or specified provisions of our amended and restated certificate of incorporation. This requirement of a super majority vote to approve amendments to our amended and restated bylaws and certain provisions of our amended and restated certificate of incorporation could enable a minority of our stockholders to exercise veto power over any such amendments.

  Authorized but Unissued Shares

        Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. In addition, preferred stock could be issued with voting, liquidation, dividend and other rights superior to our common stock. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

  Business Combinations with Interested Stockholders

        We have elected in our certificate of incorporation not to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. However, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that Parthenon Capital Partners is not deemed to be an "interested stockholder," regardless of the percentage of our voting stock owned by it and accordingly is not subject to such restrictions.

Corporate Opportunities

        Our amended and restated certificate of incorporation provides that we renounce any interest or expectancy of the Company in the business opportunities that are from time to time presented to Parthenon Capital Partners and its officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries, even if the opportunities are ones that the Company might have pursued or had the ability or desire to pursue if granted the opportunity, and each such person shall not have any obligation to offer to us those opportunities and shall not be liable for breach of any fiduciary or other duty, as a director or otherwise, if any such person pursues or acquires such opportunity, directs the opportunity to another person or fails to present the opportunity to us.

Choice of Forum

        Our amended and restated certificate of incorporation provides that a state or federal court located within the State of Delaware is the sole and exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Limitation of Liability and Indemnification Matters

        Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL and our amended and restated bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by such law. We have entered into indemnification agreements with our current directors and executive officers and expect to enter into a similar agreement with any new directors or executive officers. Our amended and restated certificate of incorporation and amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We believe that the limitation of liability provision, indemnification agreements and provision of directors' and officers' liability insurance will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers of the Company.

Transfer Agent

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of debt securities, preferred stock, common stock, depositary shares, or any combination thereof. We may issue warrants independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the other offered securities. Each series of warrants may be issued under a separate warrant agreement to be entered into by us with a warrant agent.

        The applicable warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

        The applicable prospectus supplement relating to any particular issue of warrants will describe the terms of the warrants, including, as applicable, the following:

  •
  the title of the warrants;

  •
  the aggregate number of the warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the designation, terms and number of shares of debt securities, preferred stock or common stock purchasable upon exercise of the warrants;

  •
  the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;

  •
  the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

  •
  the price at which each share of debt securities, preferred stock or common stock purchasable upon exercise of the warrants may be purchased;

  •
  the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

  •
  the minimum or maximum amount of the warrants which may be exercised at any one time;

  •
  information with respect to book-entry procedures, if any;

  •
  a discussion of certain federal income tax considerations; and

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

        We and the applicable warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

 DESCRIPTION OF RIGHTS

        We may issue rights to purchase common stock or preferred stock. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each right. The accompanying prospectus supplement may add, update or change the terms and conditions of the rights as described in this prospectus.

        We will describe in the applicable prospectus supplement the terms and conditions of the issue of rights being offered, the rights agreement relating to the rights and the rights certificates representing the rights, including, as applicable:

  •
  the title of the rights;

  •
  the date of determining the stockholders entitled to the rights distribution;

  •
  the title, aggregate number of shares of common stock or preferred stock purchasable upon exercise of the rights;

  •
  the exercise price;

  •
  the aggregate number of rights issued;

  •
  the date, if any, on and after which the rights will be separately transferable;

  •
  the date on which the right to exercise the rights will commence and the date on which the right will expire; and

  •
  any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

        Each right will entitle the holder of rights to purchase for cash the principal amount of shares of common stock or preferred stock at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will be void.

        Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock or preferred stock purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

 THE SELLING STOCKHOLDERS

        The following table sets forth certain information as of November 25, 2014 regarding the beneficial ownership of common stock by the stockholders named in the table below, which may offer, in the aggregate up to 13,536,184 shares of our common stock. Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to shares owned beneficially after the offering assumes the sale of all of the shares offered and no other purchases or sales of common stock.

        The shares of common stock held by the selling stockholders are included as part of this registration statement pursuant to the registration rights agreement described below.

	Beneficial Ownership Prior to the Offering(1)(2)			Shares Beneficially Owned After Offering(1)(2)
Name of Selling Stockholders	Number of Shares	Percentage of Outstanding Common Stock	Number of Shares Being Offered(3)	Number of Shares	Percentage of Outstanding Common Stock
Parthenon DCS Holdings, LLC(4)	13,500,878	27%	13,500,878	0	0
Jeffrey S. Stein(5)	35,306	*	35,306	0	0

*
Represents less than 1%.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3(d) of the Exchange Act. To our knowledge, each of the persons named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by it, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)
There were 49,341,923 shares of common stock outstanding as of November 25, 2014.

(3)
Represents the number of shares the selling stockholders may offer under this prospectus. The selling stockholders may offer and sell some, all or none of their shares.

(4)
The reported shares are owned of record by Parthenon DCS Holdings, LLC ("DCS Holdings"). PCP Managers, LLC is the managing member of PCap II, LLC, which is the managing member of PCap Partners II, LLC, which is the general partner of Parthenon Investors II, L.P., which is the manager of DCS Holdings. David J Ament, Brian P. Golson and William C. Kessinger are Managing Members of PCP Managers, LLC and also serve as Managing Partners of Parthenon Capital Partners, a private equity firm and affiliate of PCap Partners II, LLC. Each of the above listed persons may be deemed to beneficially own the shares owned of record by DCS Holdings. However, each expressly disclaims beneficial ownership of such securities, except to the extent of his or its pecuniary interest therein. The business address of DCS Holdings is Four Embarcadero Center, Suite 3610, San Francisco, CA 94111.

(5)
Jeffrey S. Stein serves as an Executive in Residence at Parthenon Capital Partners. Mr. Stein served as a member of the Company's board of directors from January 2004 until February 2014.

Certain Relationships with the Selling Stockholders

        On January 8, 2004, in connection with the consummation of our acquisition by investment funds controlled by Parthenon Capital Partners and certain other stockholders (the "Acquisition"), we entered into an investment agreement, a stockholders agreement, an advisory services agreement and a registration agreement. The investment agreement, stockholders agreement and advisory services agreement were terminated upon the closing of our initial public offering in August 2012.

        Registration Agreement.    In connection with the Acquisition, we entered into a registration agreement with Parthenon Capital Partners and certain other stockholders. This agreement was amended, effective upon the closing of our initial public offering in August 2012. The registration agreement, as amended, provides the stockholders party thereto with certain demand registration rights in respect of the shares of our common stock held by them. In addition, following the closing of our initial public offering in August 2012, if we register additional shares of common stock for sale to the public, we are required to give notice of such registration to the stockholders who are party to the registration agreement of our intention to effect such a registration, and, subject to certain limitations, such holders will have piggyback registration rights providing them with the right to require us to include shares of common stock held by them in such registration. We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares by the stockholders described above. The registration rights agreement includes lock up obligations that restrict the sale of securities during the initial 180 day period, or in certain circumstances 90 day period, following the effective date of any demand registration or piggyback registration effected pursuant to the terms of the registration agreement. We are also restricted from engaging in any public sale of equity securities during the initial 180 day period, or in certain circumstances 90 day period, following the effective date of any demand registration or piggyback registration effected pursuant to the terms of the registration agreement. The registration agreement includes customary indemnification provisions in favor of the stockholders who are parties and any person who is or might be deemed a controlling person of the stockholders within the meaning of the Securities Act and related parties against liabilities under the Securities Act incurred in connection with the registration of any of our securities. These provisions provide indemnification against certain liabilities arising under the Securities Act and certain liabilities resulting from violations of other applicable laws in connection with any filing or other disclosure made by us under the securities laws relating to any such registrations. We have agreed to reimburse such persons for any legal or other expenses incurred in connection with investigating or defending any such liability, action or proceeding, except that we will not be required to indemnify any such person or reimburse related legal or other expenses if such loss or expense arises out of or is based on any untrue statement or omission made in reliance upon and in conformity with written information provided by such person.

        Expense Reimbursement and Indemnification Agreement.    In connection with the termination of the advisory services agreement with Parthenon Capital Partners entered into on April 13, 2012, we also entered into an expense reimbursement and indemnification letter agreement with an affiliate of Parthenon Capital Partners under which we agreed to reimburse Parthenon Capital Partners for (i) reasonable out-of-pocket expenses incurred in connection with the provision of any services Parthenon Capital Partners provides to us, notwithstanding the termination of the advisory services agreement, (ii) any legal, accounting or consulting fees incurred by Parthenon Capital Partners in the continuing provision of any services to us and (iii) any out-of-pocket expenses incurred by Parthenon Capital Partners in connection with any acquisitions or financings completed by us or our affiliates. Further, we agreed to indemnify Parthenon Capital Partners and its affiliates against liabilities and expenses arising out of, or in connection with, Parthenon Capital Partners' former engagement under the advisory services agreement and the termination thereof or any continuing services provided by Parthenon Capital Partners to us.

        Nomination Agreement.    In July 2012, we entered into a Director Nomination Agreement with Parthenon Capital Partners that provides Parthenon Capital Partners the right to designate nominees for election to our board of directors for so long as Parthenon Capital Partners owns 10% or more of the total number of shares of common stock outstanding. The number of nominees that Parthenon Capital Partners is entitled to designate under this agreement shall bear the same proportion to the total number of members of our board of directors as the number of shares of common stock beneficially owned by Parthenon Capital Partners bears to the total number of shares of common stock outstanding, rounded up to the nearest whole number. In addition, Parthenon Capital Partners shall be entitled to designate the replacement for any of its board designees whose board service terminates prior to the end of the director's term regardless of Parthenon Capital Partners' beneficial ownership at such time. Parthenon Capital Partners shall also have the right to have its designees participate on committees of our board of directors proportionate to its stock ownership, subject to compliance with applicable law and stock exchange rules. This agreement will terminate at such time as Parthenon Capital Partners owns less than 10% of our outstanding common stock. Brian P. Golson, a Director of Performant, was appointed to our board of directors as a nominee of Parthenon Capital Partners.

PLAN OF DISTRIBUTION

Company Distributions

        We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering and sale by them or to investors directly or through agents. The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

  •
  the name or names of any underwriters, dealers or agents;

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  the purchase price of the securities and the proceeds to us from the sale;

  •
  any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

  •
  any public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

        Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the applicable prospectus supplement specifies. The securities may be sold through an at the market offering, a rights offering, forward contracts or similar arrangements. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

        In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

        We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions that underwriters allow to dealers. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts, commissions or concessions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act. Some of the underwriters, dealers or agents who participate in the securities distribution may engage in other transactions with, and perform other services for, us or our subsidiaries in the ordinary course of business.

        Our common stock is currently listed on the NASDAQ Global Market, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The Selling Stockholders' Distributions

        The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the selling stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

        The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

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  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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  an exchange distribution in accordance with the rules of the applicable exchange;

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  privately negotiated transactions;

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  short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

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  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

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  a combination of any such methods of sale.

        The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if a selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the selling stockholders to include the pledgee, transferee or other successors in interest as the selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the selling stockholders.

        The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

        The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If any selling stockholder is an "underwriter" within the meaning of Section 2(11) of the Securities Act, then the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the selling stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

        To the extent required, the shares of our common stock to be sold, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

        To facilitate the offering of the shares offered by the selling stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the common stock by bidding for or purchasing shares in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

LEGAL MATTERS

        The validity of any securities offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California.

EXPERTS

        The consolidated financial statements of Performant Financial Corporation as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that site on the world wide web is http://www.sec.gov. The information on the SEC's web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

        The SEC permits us to "incorporate by reference" the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 14, 2014;

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  our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014 filed with the SEC on May 9, 2014, August 8, 2014 and November 10, 2014, respectively;

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  our Current Reports on Form 8-K filed with the SEC on February 5, 2014, March 3, 2014, May 9, 2014 and August 11, 2014; and

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  the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on August 8, 2012, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

        You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number:

Performant Financial Corporation
Attn: Investor Relations
333 North Canyons Parkway,
Suite 100,
Livermore, California 94551
(925) 960-4800

        We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.